                                                                     Exhibit 2.8






                            ASSET PURCHASE AGREEMENT



                                     between



                      PRINCETON REVIEW OF BOSTON, INC. and
                      PRINCETON REVIEW OF NEW JERSEY, INC.
                     (the "Sellers") and ROBERT L. COHEN and
                                MATTHEW ROSENTHAL
                              (the "Stockholders"),


                                 on the one hand



                                       and



                PRINCETON REVIEW OPERATIONS, L.L.C. ("Buyer") and
               PRINCETON REVIEW MANAGEMENT, L.L.C. ("Franchisor"),

                                  on the other

                                TABLE OF CONTENTS

                                                                            PAGE

1.  Definitions...........................................................     1

2.  Sale and Transfer of Assets...........................................     3

3.  Assumed Obligations; No Other Assumption of Liabilities or Obligations     3

4.  Payment of Purchase Price.............................................     4

5.  Closing Adjustments...................................................     5

6.  Allocation of Purchase Price..........................................    10

7.  Closing Deliveries....................................................    10

8.  Representations and Warranties of the Sellers and the Stockholders....    12

9.  Representations and Warranties of Buyer...............................    16

10. Obligations Pending the Closing.......................................    17

11. [Omitted].............................................................    17

12. Restrictions on Competition, Solicitation, and Hiring.................    17

13. Indemnification.......................................................    18

14. Assignment of Franchise Agreements....................................    19

15. Post-Closing Obligations of the Sellers and the Stockholders..........    20

16. Post-Closing Obligations of Buyer.....................................    21

17. Notices...............................................................    21

18. Entire Agreement......................................................    22

19. Counterparts..........................................................    22

20. Governing Law.........................................................    22

21. Costs and Expenses....................................................    22

22. Survival of Representations...........................................    22

23. Arbitration...........................................................    23

24. Prevailing Party Fees and Costs.......................................    23

                                    SCHEDULES


Schedule 1.2         Valuation of Assets

Schedule 1.2.2       Leases

Schedule 1.2.9       Assumed Contracts

Schedule 6           Allocation of Purchase Price

Schedule 8.2         Stockholders of the Sellers

Schedule 8.18        Employee Benefit Plans



                                    EXHIBITS


Exhibit A            Form of Lease Assignment

Exhibit B            $3,125,000 Subordinated Promissory Note

Exhibit B-1          $500,000 Subordinated Promissory Note

Exhibit C            Guaranty

Exhibit D            Bill of Sale

Exhibit E            Sellers' Certificate

Exhibit F            Assignment and Assumption of Certain Agreements

Exhibit G            Mutual Release

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of January 18, 2001, by and between PRINCETON REVIEW OPERATIONS, L.L.C., a Delaware limited liability company ("Buyer"), and PRINCETON REVIEW MANAGEMENT, L.L.C., a Delaware limited liability company ("Franchisor"), on the one hand, and the following entities (collectively, the "Sellers") and individuals (collectively, the "Stockholders"), on the other:

         PRINCETON REVIEW OF BOSTON, INC., a Massachusetts corporation;

         PRINCETON REVIEW OF NEW JERSEY, INC., a New Jersey corporation;

         ROBERT L. COHEN; and

         MATTHEW ROSENTHAL.



                                    RECITALS

         A. The Sellers and Buyer are parties to an Option Agreement dated May 30, 2000, as amended by an agreement dated December 14, 2000 (the "Option Agreement"), under which Buyer was granted the right to acquire certain assets from each Seller. Buyer exercised the Purchase Option on December 14, 2000 pursuant to the Option Agreement.

         B. In accordance with the terms of the Option Agreement, and in order to consummate the transactions contemplated thereunder, the Sellers, the Stockholders, Buyer, and Franchisor are entering into this Agreement.

         NOW, THEREFORE, in consideration of the mutual terms, conditions and covenants hereinafter set forth, the parties agree as follows:

1.       Definitions.

         1.1 Capitalized terms used but not defined in this Agreement shall have the same meaning as in the Option Agreement.

         1.2 As used in this Agreement, "Assets" shall mean all of the rights and assets of the Sellers, whether real, personal, tangible, or intangible, which are used or usable in, or relate to, the ownership or operation of the Franchised Businesses (other than the Excluded Assets, as defined in Section 1.3 below), without regard to whether reflected on the Sellers' financial statements or books, including but not limited to the following:

              1.2.1 All leasehold improvements, furnishings, fixtures, equipment, signs, and other personal property used in the Franchised Businesses, except as specifically excluded by agreement of the parties;

              1.2.2 Subject to Section 7.8 below, the rights of the Sellers under the leases of real property listed in Schedule 1.2.2 to this Agreement (the "Leases");

              1.2.3 As provided in Section 5.8 below, and subject to the Closing adjustments provided therein, course materials, promotional materials, books, manuals, workbooks, practice tests, diagnostic tests, and other inventory and supplies on hand in or en route to the Franchised Businesses as of the Closing Date;

              1.2.4 All deposits received by the Sellers and all accounts receivable for course purchases, tutoring service packages, and any other products or services of the Franchised Businesses that have not yet started as of the Closing Date, provided that, the Sellers shall receive credit as provided in Section 5.8.2 for "basket of goods" items delivered to students who have paid deposits for course purchases (not tutoring packages) that have not yet started as of the Closing Date;

              1.2.5 The right to a portion of Total Course Revenues and Tutoring Revenues, as defined in and calculated under Sections 5.2 and 5.3 below;

              1.2.6 The Sellers' rights in and to all telephone numbers, telephone directory advertising, web sites, domain names, and (subject to Section 16.3 below) e-mail addresses for the Franchised Businesses;

              1.2.7 All franchise rights, patents, copyrights, trade secrets, and intellectual property rights of the Sellers associated with the Franchised Businesses;

              1.2.8 All goodwill of the Sellers associated with the Franchised Businesses;

              1.2.9 The rights of the Sellers under the written contracts specifically identified in Schedule 1.2.9 (the "Assumed Contracts") and under any assignable permits and business licenses relating to the ownership and operation of the Franchised Businesses;

              1.2.10 Certain benefits, as specified in Section 15.8 below, in respect of Princeton Review of Boston, Inc.'s I-17 authorization by the U.S. Immigration and Naturalization Service to enroll non-immigrant aliens in The Princeton Review(R) courses; and

              1.2.11 All papers and records (excluding the Sellers' minute books and books of account) pertaining to and necessary for the continued operation of the Franchised Businesses, including but not limited to student information, prospect information, and the personnel records (including payroll records) concerning each employee of the Sellers who will become employed by Buyer after the Closing.

         1.3 The Assets do not include any of the following items (the "Excluded Assets"):

              1.3.1 Except as provided in Sections 1.2.4 and 1.2.5 above, any cash, cash equivalents, receivables, or bank accounts of the Sellers;

              1.3.2 Security deposits of the Sellers related to the Franchised Businesses, provided that, as a convenience to the parties, the Sellers shall leave in place their security deposits with respect to the Leases and Buyer shall reimburse the Sellers for such amounts at Closing as provided in Section
4.1 below;

              1.3.3 Life insurance policies on the life of any Stockholder and/or other officers and directors of the Sellers;

              1.3.4 Motor vehicles and cellular telephones owned or leased by the Sellers;

              1.3.5 The equity interest of the Sellers in The Princeton Review, Inc. (the "Stock") or the equity interest of the Sellers in Student Advantage, Inc. Buyer and its affiliates shall furnish the Sellers with such waivers as may be necessary to waive the operation of any pre-existing contractual provision that would require the Sellers or the Stockholders to sell the Stock concurrently with the sale of the Franchised Businesses and/or termination of the Franchise Agreements.

2. Sale and Transfer of Assets. The Sellers agree to sell, convey and deliver the Assets to Buyer at the Closing (as defined in Section 7 below), free and clear of all liens, security interests, pledges, and encumbrances.

3.       Assumed Obligations; No Other Assumption of Liabilities or Obligations.

         3.1 Effective as of the Closing Date, and subject to the allocations described in Sections 5.2 and 5.3 below, Buyer shall assume responsibility for, and the cost to fulfill, all course and tutoring service sign-ups by students, schools, and corporations to be serviced by the Franchised Businesses on or after the Closing Date, including "refresher" courses for students who completed courses prior to the Closing Date.

         3.2 Subject to Section 7.8 below, effective as of the Closing Date, Buyer shall assume responsibility for, and the cost to fulfill, the Sellers' obligations from the Closing Date forward under the Leases. Before the Closing, the Sellers shall present to the lessor under each Lease a proposed lease assignment in the form of Exhibit A to this Agreement (the "Lease Assignment"). Buyer shall furnish to the lessors such financial and other information as is customary for similar lease transactions, and shall otherwise cooperate with the Sellers' efforts to obtain the lessors' consent to assignment of the Leases. If the entity that will assume the Sellers' obligations under the Leases is not Buyer or a successor owner of the TPR Business (as defined in Section 4.2.1 below), and if necessary to obtain the lessor's consent to the assignment of a Lease or the release of a Stockholder's obligations under a guarantee of a Lease, Buyer (or the affiliate of Buyer that then owns the TPR Business) shall offer a guaranty of the lessee's financial obligations under the

Lease. Except as specifically provided in the preceding sentence, Buyer shall have no obligation to take any action designed to obtain the release of any person or entity from any guarantee of the Sellers' obligations under the Leases.

         3.3  Effective as of the Closing Date, Buyer shall assume

responsibility for, and the cost to fulfill, the obligations of the Sellers from the Closing Date forward under the Assumed Contracts.

         3.4 Except as specifically provided in Sections 3.1, 3.2 and 3.3 above, Buyer has not assumed, and shall not assume, any liability or obligation of any nature, whether known or unknown, existing or contingent, of the Sellers or Stockholders, including but not limited to any accounts payable incurred by the Sellers or Stockholders in the conduct of the Franchised Businesses. Buyer assumes no liability in connection with any actual or alleged breach or default by the Sellers or Stockholders occurring at any time before the Closing Date with respect to the Leases, the Assumed Contracts, or any other matters referred to in Sections 3.1, 3.2 and 3.3.

4.       Payment of Purchase Price.

         4.1 The Purchase Price for the Assets and for the covenants not to compete in Section 12 below, as determined pursuant to Section 3 of the Option Agreement, is Thirteen Million Eight Hundred Thousand Dollars ($13,800,000), subject to any Purchase Price adjustments that may be provided for in this Agreement. Subject to the terms of the Option Agreement, Buyer shall pay the following amounts on the Closing Date:

              4.1.1 To the Sellers, an amount equal to the Purchase Price (i) minus the original principal amount of the Notes as provided in Section 4.2 below; (ii) minus the amounts paid to the Stockholders under Sections 4.1.2 and
4.1.3 below; (iii) minus the aggregate amount of the student deposits referred to in Section 1.2.4; (iv) plus the aggregate amount of the Lease deposits to be reimbursed by Buyer under Section 1.3.2; (v) plus or minus the net amount of the Closing adjustments between the Sellers and Buyer pursuant to Section 5.1, to the extent determined by the parties as of Closing; (vi) plus the aggregate amount of Seller's documented out-of-pocket expenses for SAT teacher hiring and training in January and February 2001, such amount not to exceed $75,000; (vii) plus (a) 100% of the prepaid advertising and marketing expenses incurred by the Sellers to third parties in connection with the Spring 2001 SAT courses if the date of the Closing occurs prior to February 6, 2001 or (b) 50% of such expenses if the date of the Closing occurs on or after February 6, 2001 and prior to March 12, 2001; (viii) plus an amount equal to all fees that have been paid by Seller to Buyer or its affiliates in the fourth quarter of 2000 in connection with GEPA course materials;

              4.1.2 To Rob Cohen, in consideration of his obligations under
Section 12 below, the sum of Two Hundred Thousand Dollars ($200,000); and

              4.1.3 To Matthew Rosenthal, in consideration of his obligations under Section 12 below, the sum of Four Hundred Thousand Dollars ($400,000).

The net amount due to the Sellers under Section 4.1.1, and the amounts due to the Stockholders under Sections 4.1.2 and 4.1.3, shall be paid by wire transfer to one or more bank accounts designated by the Sellers and the Stockholders, respectively, on the Closing Date if possible but otherwise on the next business day after the Closing Date.

         4.2 At the Closing, Buyer shall execute and deliver to the Sellers promissory notes in the forms of Exhibit B and Exhibit B-1 to this Agreement (each, a "Note"). The original principal amount of the Exhibit B Note will be Three Million One Hundred Twenty-five Thousand Dollars ($3,125,000) and the original principal amount of the Exhibit B-1 Note will be Five Hundred Thousand Dollars ($500,000).

              4.2.1 If Buyer at any time (whether before or after the Closing) reorganizes its corporate structure, transfers or sells the assets associated with the TPR Business (as defined below), or creates or acquires wholly-owned subsidiaries to operate all or a portion of the TPR Business, Buyer shall cause the successor to Buyer's interest in the TPR Business to assume each Note or to execute a guaranty of each Note in the form of Exhibit C to this Agreement (the "Guaranty"). If any such change occurs before the Closing, Buyer shall furnish the Guaranty (or the successor shall execute each Note) at Closing. If the TPR Business is divided among multiple entities, each of them shall be deemed a successor for purposes of this provision and shall execute the Guaranty (or assume each Note). The Sellers agree that, if requested by the successor, the Guaranty shall include subordination provisions substantially similar to those contained in each Note. For purposes of this Section, "TPR Business" means the set of business activities that Franchisor authorizes its franchisees to conduct under the TPR Method, as that term is defined in the Franchise Agreements and further defined in the Addendum to Franchise Agreement dated May 31, 1995. The Sellers and Buyer agree that "TPR Business" shall not include any interactive teaching system not requiring the attendance of students at any fixed premises ("Distance Learning"). If any entity that becomes a guarantor under this Section (a "Guarantor") reorganizes its corporate structure, transfers or sells the assets associated with the TPR Business, or creates or acquires wholly-owned subsidiaries to operate all or a portion of the TPR Business, Buyer and the Guarantor shall cause the successor to the Guarantor's interest in the TPR Business to execute the Guaranty or to assume each Note.

              4.2.2 The Sellers and Buyer each acknowledge that the other has negotiated the proposed terms of subordination of each Note and Guaranty in good faith, and they agree to continue to act in good faith with respect to any further negotiations of the subordination provisions with Buyer's and/or a Guarantor's senior lender(s). However, before the Closing, if the Sellers and Buyer are unable to reach agreement on the terms and conditions relating to the subordination of each Note and Guaranty to the rights of the senior lenders, the Sellers or Buyer may terminate this Agreement by giving written notice to the other, and such termination will be without liability of or recourse to any party.

              4.2.3 The Sellers shall have a one-time right to convert the principal due under the Note attached as Exhibit B to additional Stock, as provided in the Note attached as Exhibit B.

5.       Closing Adjustments.

         5.1  Calculation and Payment. Except as otherwise specified in Sections
5.2 through 5.9 below, all amounts owed between the Sellers and Buyer and its affiliates under Sections 5.2 through 5.9 shall, to the extent feasible, be calculated and paid on or before the Closing Date (with respect to amounts owed between the Sellers and Buyer only, such amounts shall be paid by adding appropriate amounts to or subtracting them from the Closing Date payment under
Section 4.1). Except as otherwise specified, to the extent not calculated and paid at Closing, amounts owed between the Sellers and Buyer and its affiliates under Sections 5.2 through 5.9 shall be presented at the end of each month to the party from which payment is sought and, unless disputed in good faith, paid by such party within thirty (30) days after presentment. The parties hereby confirm their intention to avoid double-counting with respect to calculations under this Agreement and agree to adjust any overpayment or underpayment shown to result from such double-counting.

         5.2 Courses In Progress. The Sellers and/or Buyer, as applicable, shall make the following calculations in respect of the obligations incurred by students who are enrolled in courses that are in progress as of the Closing Date ("Courses In Progress"):

              5.2.1 At the Closing, the Sellers and Buyer shall calculate the total course revenues attributable to Courses In Progress ("Total Course Revenues"). Total Course Revenues shall include all payments collected by the Sellers before the Closing with respect to Courses In Progress, plus all remaining amounts due from students for Courses In Progress. The Sellers and Buyer shall allocate the Total Course Revenues in accordance with Franchisor's Statement of Inter-Franchise Transfer Policy (the "Transfer Policy"), as if the students enrolled in Courses In Progress were "transfer students" under the Transfer Policy. If the payments collected by the Sellers before the Closing exceed the amount allocated to the Sellers under the Transfer Policy, the amount of the excess shall be deducted from the Closing Date payment under Section 4.1. If the payments collected by the Sellers before the Closing are less than the amount allocated to the Sellers under the Transfer Policy, Buyer shall pay the amount of the shortfall to the Sellers after the Closing as course revenues are collected from students.

              5.2.2 On the date which is six months from Closing Date, the Sellers shall pay to Buyer the amount by which the then-uncollected amounts due from students for Courses In Progress exceed two percent (2%) of the Total Course Revenues calculated by the Sellers and Buyer at Closing under Section
5.2.1. Buyer shall use commercially reasonable efforts after the Closing to attempt to collect all course revenues. The Stockholders shall assist Buyer in such collection efforts, provided that, after the date which is six months from the Closing Date, the Sellers and the Stockholders shall not contact students without prior authorization by Buyer, which shall not be unreasonably withheld.

         5.3 Tutoring Services. At the Closing, the Sellers and Buyer shall calculate the total revenue attributable to each student who contracted with the Sellers for a specified quantity of tutoring services before the Closing Date but who has unused tutoring hours as of the Closing Date ("Tutoring Revenue"). Tutoring Revenue shall include all payments collected by the Sellers from the student before the Closing, plus all remaining amounts due from the student. The Sellers and Buyer shall allocate the Tutoring Revenue from each tutoring student as follows:

(i) If the student has used any portion of the contracted tutoring hours before the Closing, the up-front materials fee from the student shall be allocated to the Sellers. If the student has not used any portion of the contracted tutoring hours before the Closing, one-half of the up-front materials fee shall be allocated to the Sellers and one-half shall be allocated to Buyer. (ii) The Tutoring Revenue remaining after allocation of the up-front materials fee (the "Remaining Revenue") shall be divided between the Sellers and Buyer as follows:
The Sellers and Buyer shall determine whether the date of the test for which the student was preparing has passed as of the Closing. If the date of the test has passed, the student will be deemed to have ended his or her tutoring package and the Remaining Revenue shall be allocated to the Sellers. If the date of the test has not passed as of the Closing, the Sellers and Buyer shall calculate the ratio of the student's unused tutoring hours to the total hours contracted for by the student. That ratio shall be multiplied by the Remaining Revenue, and the resulting amount shall be allocated to Buyer. If the payments collected by the Sellers before the Closing exceed the amount allocated to the Sellers under this
Section 5.3, the amount of the excess shall be deducted from the Closing Date payment under Section 4.1. If the payments collected by the Sellers before the Closing are less than the amount allocated to the Sellers under this Section 5.3, Buyer shall pay the amount of the shortfall to the Sellers after the Closing as revenue is collected from the tutoring student.

         5.4 Employee Expenses. Buyer will offer to hire the Employees of the Sellers identified to Buyer pursuant to Section 8.17 whom Buyer deems to meet Buyer's ordinary pre-employment and post-employment standards and conditions. Buyer shall have no obligation to offer employment to any specific individual who does not meet Buyer's ordinary standards and conditions. Buyer will credit each Employee hired by Buyer with such vacation time and sick leave as have accrued during such person's employment by the Sellers and remain unused as of the Closing Date, or, at Buyer's option, Buyer will pay such Employee for any accrued vacation time or sick leave. In addition, Buyer will credit each Employee hired by Buyer with such Employee's time-in-service to the Sellers for purposes of calculating any bonuses for which such Employee may be eligible. The Sellers and Buyer shall make the following payments to each other in respect of Employees hired by Buyer.

              5.4.1 Vacation and Sick Leave. The Sellers shall reimburse Buyer for the dollar value of all vacation time and sick leave credited and paid to Employees by Buyer as provided above. The Sellers may deduct from such reimbursement the dollar value of any vacation time taken by an Employee before the Closing Date in excess of the actual vacation time accrued by such Employee before the Closing Date.

              5.4.2 Bonuses. With respect to work performed before the Closing, Buyer shall calculate and pay bonuses to Employees hired by Buyer in accordance with the bonus plans created by the Sellers for such Employees. Any bonuses paid by Buyer to Employees which relate to periods both before and after the Closing Date shall be prorated as of the Closing Date based on the number of months that the Employee was employed by the Sellers and by Buyer, respectively, during the period to which the bonus relates. Within thirty (30) days after payment of the bonus to the Employee, the Sellers shall pay Buyer an amount equal to the pre-Closing portion of the bonus, as determined according to this Section. Buyer shall have no obligation to pay any Employee any amount that is in excess of Sellers' bonus plans as disclosed to Buyer. If

Buyer voluntarily elects to pay a bonus in excess of the Sellers' disclosed bonus plans, the Sellers' obligation to reimburse Buyer for the pre-Closing portion of the bonus shall be limited to the bonus calculated in accordance with the Sellers' disclosed bonus plans. Nothing in this Section is intended or shall be deemed to create any third party beneficiary rights in any Employee.

         5.5 Purchased Materials. The Sellers and Princeton Review Products, L.L.C. ("Products") shall make good faith efforts to resolve any disputed amounts invoiced to the Sellers by Products or its predecessor for course materials, products, supplies, or other goods and services, as follows:

              5.5.1 At least thirty (30) days before the Closing, Products shall deliver to the Sellers a statement of all amounts outstanding that are more than ninety (90) days old. Within thirty (30) days after the Closing, Products shall deliver to the Sellers a final statement of all amounts outstanding. The Sellers shall have no liability for any amounts claimed by Products that do not appear on at least one of the statements delivered under this provision.

              5.5.2 The Sellers shall present to Products in writing at or before the Closing all amounts disputed by the Sellers (except new items appearing on the final statement delivered by Products after the Closing). Any amounts resolved between the Sellers and Products as of the Closing shall be paid at Closing, as provided in Section 5.1. Any amounts that remain in dispute as of six months after the Closing and for which the Sellers have not served a formal demand for arbitration under Section 23 shall be immediately paid to Buyer.

         5.6 Rent. All rent paid by the Sellers and Buyer under Leases assigned pursuant to Section 7.8 shall, if the rent relates to periods both before and after the Closing Date, be prorated as of the Closing Date, with the Sellers responsible for the portion which accrued prior to the Closing Date and Buyer responsible for the portion which accrued on and after such date.

         5.7 Other Business Expenses. Except as otherwise provided in Sections 5.5, 5.6, and 5.8, and subject to the terms of this Section 5.7, bills received by the Sellers or by Buyer in connection with the operation of the Franchised Businesses and/or ownership of the Assets (including, but not limited to, invoices for real estate taxes, personal property taxes, equipment rental, telephone charges, and utilities) (collectively, "Bills") shall, if they relate to periods both before and after the Closing Date, be prorated as of the Closing Date, with the Sellers responsible for the portion which accrued prior to the Closing Date and Buyer responsible for the portion which accrued on and after such date. The Bills shall be prorated and settled in accordance with the following:

              5.7.1 Pre-Closing Bills. All Bills received by the Sellers and Buyer before the Closing Date must be presented at or before the Closing. Any such Bills not presented at or before Closing shall be excluded from proration under this Section 5.7.

              5.7.2 Post-Closing Bills. Bills received by the Sellers and Buyer after the Closing Date shall be presented as provided in Section 5.1. A Bill received after the Closing shall be excluded from proration under this Section 5.7 unless the Bill exceeds five hundred dollars ($500).

              5.7.3 Responsibility for Calculation. The Sellers shall be responsible for calculating all prorations under this Section 5.7. Buyer shall have five (5) business days after the receipt of the Sellers' calculation to object to the calculation, or the calculation shall be deemed approved.

         5.8 Special Items. Buyer and the Sellers shall jointly calculate the amount of the items specified below in this Section 5.8:

              5.8.1 Prepaid Advertising Expenses. Buyer shall reimburse the Sellers for expenses paid by the Sellers in the ordinary course of business before the Closing Date for print, direct mail, and all other advertising and promotion that specifically refers to, and that is clearly and primarily designed to promote, courses starting after the Closing Date ("Prepaid Advertising Expenses"). The Sellers shall furnish such documentation as Buyer may reasonably request to verify all expenditures for which the Sellers seek reimbursement.

              5.8.2 Basket of Goods Items. Buyer shall pay the Sellers an amount equal to the Sellers' cost for "basket of goods" items on hand in or en route to the Franchised Businesses as of the Closing Date, provided that: (i) such items are in their original, unbroken shipping containers; and (ii) the expiration date of such items is not less than three (3) months after the Closing Date. "Basket of goods" items delivered by the Sellers to students enrolled in courses that have not started as of the Closing Date shall be treated as items on hand in the Franchised Businesses, without regard to clauses (i) and (ii) above. The Sellers may retain any basket of goods items not paid for by Buyer under this Section.

              5.8.3 Marketing Materials. Buyer shall pay the Sellers an amount equal to the Sellers' cost for current marketing supplies purchased from Products or from third parties (including, but not limited to, brochures and course schedules) that remain on hand in or en route to the Franchised Businesses as of the Closing Date, provided that (i) such items have not been accounted for under Section 5.8.1; (ii) the quantity of such items is no greater than the quantity typically maintained by the Sellers in the past or reasonably required for increased business; (iii) Buyer shall have no obligation to pay for any items that would not ordinarily and reasonably be used within six (6) months after the Closing Date; and (iv) such items are in their original, unbroken packages or other containers reasonably acceptable to Buyer. The Sellers may retain any marketing supplies not paid for by Buyer under this Section, provided that, any such items bearing any proprietary marks of Franchisor shall only be used internally by the Sellers or sold to other franchisees of Franchisor, and not made available to any other person or entity.

              5.8.4 Capital Expenditures. Buyer shall reimburse the Sellers for Capital Expenditures made by the Sellers in the ordinary course of operating the Franchised Businesses after the date of the Option Agreement but before the Closing, provided that: (i) such Capital Expenditures were not reflected on any balance sheet delivered to Buyer or its affiliates before execution of the Option Agreement, and (ii) either: (a) such Capital Expenditures do not exceed

$25,000, or (b) the Sellers obtained Buyer's written consent for expenditures causing the Sellers to exceed the $25,000 threshold and for each subsequent Capital Expenditure for which the Sellers seek reimbursement. For purposes of this Section, "Capital Expenditure" means the book value of any furniture, equipment, or other item (i) that is depreciable under GAAP, and (ii) whose original cost to the Sellers exceeded $1,000 (or which is integrated into an item or group of similar items whose total cost exceeded $1,000).

         5.9 Franchise Fees, Etc. The Sellers, Buyer and Franchisor shall calculate and pay in accordance with Section 5.1: (i) the amount of any unpaid royalty-service fees and unpaid advertising-promotion fees due to Franchisor under the Franchise Agreements as of the Closing Date; (ii) the amount of any undisputed monies owed by the Sellers to Franchisor or its affiliates (other than Products, as provided in Section 5.5) as of the Closing Date for course materials, products, supplies, or other goods or services purchased for use or resale in the Franchised Businesses, provided that, the Buyer or its affiliate agrees to waive all fees that may otherwise be due from the Sellers in connection with the development of the MCAS course materials; and (iii) the amount of any undisputed transfer fees or other undisputed amounts owed to the Sellers by Franchisor and its affiliates under the Franchise Agreements as of the Closing Date. With respect to clause (i) above: (x) the deposits referred to in Section 1.2.4 and any other funds transferred by the Sellers to Buyer and its affiliates at Closing on which the Sellers have not previously paid royalty-service fees and advertising-promotion fees shall not be subject to such fees; (y) any royalty-service fees and advertising-promotion fees previously paid to Franchisor on amounts payable by the Sellers under Section 1.2.4 or this
Section 5 shall be credited back to the Sellers at Closing; and (z) any post-Closing payments made by Buyer to the Sellers under Sections 5.2 and 5.3 shall be subject to royalty-service fees and advertising-promotion fees which shall be paid by the Sellers.

6. Allocation of Purchase Price. In accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, the Purchase Price shall be allocated in the manner set forth in Schedule 6 to this Agreement. The Sellers, the Stockholders, and Buyer each covenant and warrant that: (i) in no tax return filed by it or any of its respective successors or assigns shall the allocation of the Purchase Price be treated or reported inconsistently with or differently from the allocation of the Purchase Price set forth in Schedule 6, unless such change in allocation is the result of a determination by a taxing authority for that year or a preceding year; and (ii) in no tax audit, tax examination, tax or compliance review or tax litigation, will it or any of its respective successors or assigns claim or assert that the allocation of the Purchase Price is or should be inconsistent with or different from that set forth in Schedule 6, unless as a result of a determination made by a taxing authority in a preceding year. The parties agree to file all appropriate Internal Revenue Service forms with their respective Federal income tax returns for their respective tax year in which the Closing Date occurs.

7. Closing Deliveries. The Closing shall take place on March 2, 2001, or such other date as may be mutually agreed upon by the parties. The following events shall occur at the Closing:

         7.1. Buyer shall deliver to the Sellers the amount required under
Section 4.1.

         7.2 Buyer shall execute and deliver each Note.

         7.3 If applicable, Buyer shall cause its affiliate to execute and deliver the Guaranty.

         7.4 If requested by the Sellers, the Buyer will deliver to the Sellers a certificate of good standing from the State of Delaware, current as of a date not more than five days before the Closing Date.

         7.5 The Sellers shall execute and deliver to Buyer a Bill of Sale for the Assets in the form of Exhibit D to this Agreement.

         7.6 Each Seller shall deliver to Buyer a good standing certificate from its state of incorporation and from each state in which the Seller has qualified to do business, each current as of a date not more than five days before the Closing Date.

         7.7 Each Seller shall deliver to Buyer a shareholder consent authorizing the Seller's entry into and performance of this Agreement, executed by shareholders who collectively possess at least the minimum voting power required under the Seller's governing documents and the law of the state of its incorporation to authorize such action by the Seller.

         7.8 The Sellers shall execute and deliver a certificate in the form of Exhibit E to this Agreement (the "Sellers' Certificate").

         7.9 With respect to each Lease, the appropriate Seller shall execute and deliver a Lease Assignment, signed by the lessor; and if applicable, Buyer and/or an affiliate of Buyer shall execute and deliver a guaranty of the lessee's obligations under the Lease. If the Seller is unable to obtain the lessor's consent to a lease assignment after diligent effort as provided in
Section 3.2, the Seller shall execute and deliver at the Closing a sublease for the premises on the same terms as the Seller's lease, in a form mutually acceptable to the parties. If the Seller is unable to deliver either the lessor's consent to the Lease Assignment or a sublease for the premises, the Seller shall deliver evidence acceptable to Buyer that the Seller has made arrangements for Buyer to occupy premises of equivalent quality at no higher cost to Buyer, and the Seller shall reimburse Buyer for moving costs as provided in Section 15.7 below.

         7.10 The Sellers and Buyer shall execute an Assignment and Assumption Agreement with respect to the Assumed Contracts, in the form of Exhibit F to this Agreement; and, if applicable, the Sellers shall deliver to Buyer the written consents of third parties to the assignment and assumption of the Assumed Contracts.

         7.11 The Sellers shall deliver suitable evidence of transfer of the rights referred to in Section 1.2.6.

         7.12 The Sellers shall deliver the written consents of all other persons, if any, whose approval or consent to the performance of this Agreement by the Sellers and the Stockholders or to transfer of the Assets is legally or contractually required.

         7.13 The Sellers, the Stockholders, Buyer and Franchisor shall execute a Mutual Release in the form of Exhibit G to this Agreement. The Sellers shall also cause Joel Rubin to execute the Mutual Release, and Buyer shall also cause Products to execute the Mutual Release.

         7.14 The Sellers shall deliver certificates of insurance satisfactory to Buyer demonstrating that the Sellers have the insurance coverage described in
Section 8.15 below.

         7.15 Rob Cohen shall execute and deliver an employment agreement with Buyer, or an affiliate of Buyer, in substantially the same form as was provided to Rob Cohen by Buyer on December 14, 2000 (the "Proposed Agreement"), the final form of which shall have the same compensation, noncompete, term and confidentiality provisions as set forth in the Proposed Agreement.

8. Representations and Warranties of the Sellers and the Stockholders. The Sellers and the Stockholders, jointly and severally, represent and warrant to Buyer and Franchisor that:

         8.1 Each Seller has been duly organized and is validly existing and in good standing under the laws of the state of its incorporation. Each Seller has qualified to do business in each jurisdiction where it is carrying on the Franchised Businesses, except where the failure to qualify to do business would not have a material adverse effect on the Franchised Businesses.

         8.2 The issued and outstanding stock of each Seller is owned of record and beneficially by the persons and entities shown on Schedule 8.2, and there are no other shareholders. The execution, delivery, and performance of this Agreement has been duly authorized by the board of directors of each Seller, and all necessary stockholder action under each Seller's bylaws and state law has been taken for approval of the execution and delivery of this Agreement by the Seller, performance of the terms of this Agreement by the Seller, and the consummation by the Seller of the transactions contemplated hereunder. No filing with, notices to, or approvals of any governmental or regulatory body or agency or any other person are required to be made or obtained by any Seller or Stockholder in connection with the consummation of the transactions contemplated hereunder.

         8.3 The execution and delivery of this Agreement, the Sellers' performance hereunder, and the consummation of the transactions herein contemplated do not, and to the best of the Sellers' and the Stockholders' knowledge will not, immediately or with the passage of time, the giving of notice or otherwise, result in the breach of, constitute a default or violation under, or accelerate any obligation under any agreement or other instrument to which any Seller or Stockholder is a party, or by which any Seller or Stockholder may be bound.

         8.4 This Agreement and the other agreements and transactions contemplated herein to which any Seller or Stockholder is or will be a party will each, upon execution and delivery, be a legal, valid, and binding obligation of the Seller or Stockholder, enforceable in accordance with its terms.

         8.5 The Sellers own the Assets free and clear of any and all liens, security interests, claims and encumbrances.

         8.6 All furniture, fixtures and equipment that the Sellers were using in the Franchised Businesses as of the date of execution of the Option Agreement remain in operation in the Franchised Businesses. Otherwise, the Sellers make no representation as to such furniture, fixtures and equipment, which are transferred to Buyer "as is."

         8.7 The Sellers and the Stockholders are not in material breach or default of any contract or other commitment to Buyer, Franchisor, or third parties, including without limitation the Franchise Agreements and the Option Agreement.

         8.8 The Sellers have not engaged a broker in connection with any transaction represented by this Agreement.

         8.9 There is no material claim, investigation, litigation, arbitration, or enforcement proceeding pending or, to the knowledge of any Seller or Stockholder, threatened against any Seller or the Franchised Businesses.

         8.10. The Sellers have previously delivered to Buyer copies of their federal income tax returns for calendar years 1997 and 1998, their audited balance sheets dated December 31, 1998 and December 31, 1999, and their reviewed balance sheets dated June 30, 2000, and September 30, 2000, and their audited profit-and-loss statements for the years ending December 31, 1998 and December 31, 1999, and their reviewed profit-and-loss statements for the six months ended June 30, 2000 and the nine months ended September 30, 2000 (collectively, the "Financial Statements"). To the best of the Sellers' and the Stockholders' knowledge, the Financial Statements reflect or provide for all material claims against, and all material debts and liabilities relating to, the Franchised Businesses, fixed or contingent, as of the dates of the Financial Statements and for the periods covered by them, as determined in accordance with generally accepted accounting principles, consistently applied. To the best of Sellers' and the Stockholders' knowledge, there has not been any change since the date of the latest balance sheet which has materially and adversely affected the Franchised Businesses or the Assets or the financial condition or results of operation of any Seller. Buyer acknowledges the Sellers' right to update the disclosure schedules attached to this Agreement as provided in the Option Agreement, provided that the updates reflect no material adverse change in the Franchised Businesses, the Assets, or the financial condition or results of operation of the Sellers. The Financial Statements are true, correct, and complete in all material respects.

         8.11 The Sellers have timely filed all federal, state, local, and foreign income, franchise, payroll, sales, property, and other tax returns which were required to be filed prior to the date of this Agreement, and have made payment of all taxes shown by those returns to be due and payable. Each such return was prepared in compliance with all applicable laws and regulations, and all such returns are true and accurate in all material respects.

         8.12 To the best of the Sellers' and the Stockholders' knowledge, each Seller has all requisite power and all necessary permits, certificates, contracts, approvals and other authorizations required by federal, state, city, county or other municipal bodies to own, lease, and use the Assets and to operate its Franchised Business in the manner in which it is presently operated.

         8.13 No Seller or Stockholder has received any notice or is aware of any allegation of any failure to comply with applicable local, state, or federal laws, regulations, ordinances, administrative orders, or judicial orders in connection with the operation of the Franchised Businesses and ownership and use of the Assets. To the best of the Sellers' and the Stockholders' knowledge, there are not now and have not been any material failures to comply with such laws or orders.

         8.14 Except for the liabilities expressly assumed by Buyer under
Section 3, the Sellers and the Stockholders have no knowledge of any agreements, leases, contracts, charges, encumbrances or restrictions which would restrict Buyer's use or right to use any of the Assets or will create obligations for which Buyer will be liable.

         8.15 The Sellers have maintained liability insurance coverage equal to or exceeding Franchisor's minimum requirements for any claims which may have arisen or causes of action which may have accrued during the Sellers' ownership and/or operation of the Assets and the Franchised Businesses. Such liability insurance is of the "occurrence" type, so that if the policies are discontinued by the Sellers after the Closing, coverage will nevertheless continue at the same policy limits (subject to the terms and conditions of such policies) with respect to such claims and causes of action.

         8.16 To the best of the Sellers' and the Stockholders' knowledge, neither this Agreement, nor any Schedule or Exhibit hereto, nor any certificate or other information or document furnished to Buyer or Franchisor by or on behalf of any Seller or Stockholder in connection with the transactions contemplated hereunder, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         8.17 The writing previously delivered to Buyer by Sellers identified to this Section lists all persons currently employed full time by the Sellers in the Franchised Businesses (the "Employees") and accurately and completely shows the Employees' current rates of compensation, including bonuses. The Sellers have no oral or written understandings with any Employee that permit the Employee to be employed for a term or that otherwise relate to terms or conditions of such Employee's employment which Buyer will be required to assume. Except to the extent consistent with Section 5.4, the Sellers and the Stockholders have made no promises or representations to any of the Employees that Buyer would employ them or would continue in effect any benefit to which they may now be entitled or believe themselves to be entitled, or would pay or grant any bonus or benefit which any Employee may have accrued during his or her employment by Seller. The Sellers and the Stockholders have made no promises or representations to any of the Employees concerning bonuses that are inconsistent with the bonus plans disclosed by the Sellers to Buyer.

         8.18 Schedule 8.18 lists all Employee Pension Benefit Plans, as that term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all Employee Welfare Benefit Plans, as that term is defined in Section 3(1) of ERISA, which the Sellers have maintained or contributed to for the benefit of any current or former employee of the Sellers (collectively, the "Employee Benefit Plans"). The Sellers and the Stockholders represent with respect to the Employee Benefit Plans:

              8.18.1 None of the Employee Benefit Plans is a "multi-employer plan," as that term is defined in Section 3(37) of ERISA. No Seller has ever contributed to or been required to contribute to any multi-employer plan.

              8.18.2 Each Employee Benefit Plan (and each related trust or insurance contract) complies in form and in operation with the applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC"). All required reports and descriptions (including without limitation Form 5500 Annual Reports, summary annual reports, PBGC-1's, and summary plan descriptions) have been timely filed or distributed with respect to each Employee Benefit Plan.

              8.18.3 All employer contributions and employee salary reduction contributions which were due prior to the date of this Agreement have been paid to each Employee Pension Benefit Plan, and the Sellers have made provision for payment of all such contributions which relate to the period up to the Closing Date. All premiums and other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Welfare Benefit Plan.

              8.18.4 Each Employee Pension Benefit Plan meets the requirements of a "qualified plan" under IRC Section 401(a). The Sellers' third-party administrator has received a favorable opinion letter from the Internal Revenue Service with respect to a prototype of the Employee Pension Benefit Plan adopted by the Sellers. The Sellers have not been refused a favorable determination letter from the IRS as to the Employee Pension Benefit Plan as adopted by the Sellers.

              8.18.5 There have been no Prohibited Transactions (as that term is defined in ERISA Section 406 and IRC Section 4975) with respect to any Employee Benefit Plan, and no Fiduciary (as that term is defined in ERISA Section 3(21)) is liable for breach of fiduciary duty or any other failure to comply in connection with the administration or investment of the assets of any Employee Benefit Plan. No claim, proceeding, or investigation (other than routine claims for benefits) with respect to the administration or investment of the assets of an Employee Benefit Plan is pending or has been threatened, and the Sellers and the Stockholders are not aware of any basis for any such claim, proceeding, or investigation.

              8.18.6 Except as disclosed in Schedule 8.18, the Sellers have no current obligation to make group medical coverage available to employees, former employees, or any of their beneficiaries under Part 6 of Subtitle B of Title I of ERISA or IRC Section 4980B. No Seller has ever maintained or contributed to any Employee Welfare Benefit Plan providing health, accident, or life insurance benefits to former employees or their beneficiaries, other than in accordance with Part 6 of Subtitle B of Title I of ERISA or IRC Section 4980B.

         8.19 No sales tax, use tax, excise tax, transfer tax, recording fee or other tax or fee of a material nature (other than income taxes due and owing by the Sellers) will be payable by the Sellers or Buyer to any governmental agency based on the transfer of the Assets from the Sellers to Buyer.

         THE ABOVE REPRESENTATIONS AND WARRANTIES SHALL SURVIVE THE CLOSING FOR TWO YEARS AS PROVIDED IN SECTION 12 AND SECTION 23 BELOW, EXCEPT THAT SECTIONS
8.11 AND 8.13 SHALL SURVIVE FOR TWO YEARS OR UNTIL EXPIRATION OF THE STATUTE(S) OF LIMITATIONS APPLICABLE TO THE MATTERS REFERRED TO IN THOSE SECTIONS, WHICHEVER IS LONGER.

9. Representations and Warranties of Buyer. Buyer represents and warrants to the Sellers and the Stockholders that:

         9.1 Buyer has been duly organized and is validly existing and in good standing under the laws of the state of Delaware.

         9.2 The execution, delivery, and performance of this Agreement has been duly authorized by the members of Buyer, and all necessary member action under Buyer's operating agreement and state law has been taken for approval of the execution and delivery of this Agreement by Buyer, performance of the terms of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereunder. No filing with, notices to, or approvals of any governmental or regulatory body or agency or any other person are required to be made or obtained by Buyer in connection with the consummation of the transactions contemplated hereunder.

         9.3 The execution and delivery of this Agreement, Buyers' performance hereunder, and the consummation of the transactions herein contemplated do not, and to the best of Buyer's knowledge will not, immediately or with the passage of time, the giving of notice or otherwise, result in the breach of, constitute a default or violation under, or accelerate any obligation under any agreement or other instrument to which Buyer is a party, or by which Buyer may be bound.

         9.4 This Agreement and the other agreements and transactions contemplated herein to which Buyer is or will be a party will each, upon execution and delivery, be a legal, valid, and binding obligation of Buyer, enforceable in accordance with its terms.

         9.5 Buyer has not engaged a broker in connection with any transaction represented by this Agreement.

         THE ABOVE REPRESENTATIONS AND WARRANTIES SHALL SURVIVE THE CLOSING FOR TWO YEARS AS PROVIDED IN SECTION 12 AND SECTION 23 BELOW. In the event Buyer assigns its rights under this Agreement to a subsidiary formed for the purpose of carrying out the transactions contemplated hereunder, the above representations and warranties shall be deemed to have been made jointly and severally by Buyer and such subsidiary.

10. Obligations Pending the Closing. The Sellers and the Stockholders shall comply with all of the covenants in Section 7 of the Option Agreement through the Closing Date. In addition, the Sellers shall not: (i) increase the compensation or employee benefits of any employee of the Franchised Businesses without the written consent of Buyer, which shall not be unreasonably withheld, or (ii) except in the ordinary course of business consistent with the Sellers' past practices, offer or permit any special inducements for course sign-ups. The Sellers shall promptly notify Buyer of any material adverse change in the Franchised Businesses that occurs prior to the Closing Date.

11.      [Omitted]

12. Restrictions on Competition, Solicitation, and Hiring. The Sellers and the Stockholders shall not, either directly or indirectly through any other person or entity, without Buyer's prior written consent:

         12.1 For a period of four (4) years from the Closing Date, become engaged or involved in any business or activity which relates to, involves, or is competitive with the TPR Method (as defined in, and modified by Franchisor pursuant to, the Franchise Agreements), within one hundred (100) miles of the primary site location of any company-owned or franchised business operated under the TPR Method. This provision does not prohibit Rob Cohen from entering into an employment or consulting arrangement with any independent franchisee of Franchisor that is operating under the TPR Method, provided that (i) Mr. Cohen neither holds nor obtains any ownership interest in such independent franchisee or the business operated under the TPR Method, and (ii) such arrangement shall cease if the independent franchisee ceases to operate under the TPR Method for any reason. Buyer agrees that neither Mr. Cohen's existing 1% ownership interest in Princeton Review of Taiwan nor the direct or indirect interest of the Sellers and the Stockholders in the Stock shall be deemed to violate this Section.

         12.2 For a period of four (4) years from the Closing Date, solicit any individuals, businesses, or organizations that were customers of the Sellers prior to the Closing or disclose any information about such customers to any person, company or other legal entity. This Section does not prohibit solicitation of any individual or entity whose identity was obtained from a source in the public domain, provided that such solicitation is not for a purpose that would be contrary to the first sentence of Section 12.1 above.

         12.3 Except as permitted under the last sentence of this Section 12.3, for a period of two (2) years from the Closing Date, hire any person who worked for Buyer, its affiliates, or the Franchised Businesses as of the Closing Date or at any time within six (6) months before the Closing Date, and for two additional years after the expiration of such two-year period, hire any such person without complying with Franchisor's employee transfer policy as it existed on the Closing Date. Notwithstanding the previous sentence, the Sellers and the Stockholders may hire (i) any person who voluntarily left his or her employment with Buyer or its affiliates at least six (6) months before being contacted by the Sellers and the Stockholders for the purpose of discussing possible employment; and (ii) any person whose employment was terminated by Buyer or its affiliates before the person was contacted by the Sellers and the Stockholders for the purpose of discussing possible employment.

         12.4 For a period of four (4) years from the Closing Date, directly or indirectly induce, or attempt to influence, any employee of Franchisor, Buyer, or their affiliates to terminate his or her employment. This provision shall not be construed as a waiver of any rights or claims that Buyer, Franchisor, and their affiliates may have against the Sellers or the Stockholders as a result of a breach by any person of an employment or other agreement with Franchisor, Buyer, or their affiliates after the end of such four-year period. Any hiring of an employee or former employee of Franchisor, Buyer, or their affiliates that complies with Section 12.3 above shall not be deemed to violate this Section 12.4.

         12.5 If in any dispute over this Section 12 an arbitrator or court deems any provision of this Section 12, as written, to be unreasonable and unenforceable under applicable law, the parties agree that the arbitrator or court shall reduce the scope of the provision or strike the provision from this Agreement in order that this Section 12 may impose the maximum duty permitted by applicable law. The Sellers and the Stockholders agree that they will remain bound by this Section 12 as so modified by the arbitrator or court.

13.      Indemnification.

         13.1 Without limiting any of their other obligations under this Agreement, the Sellers and the Stockholders, jointly and severally, agree to indemnify and hold harmless Buyer, Franchisor, their affiliates, and their respective officers, directors, shareholders and employees against and from any loss, liability, damages, cost or expense (including, but not limited to, reasonable attorneys' and accounting fees and expenses) based upon, arising out of, or relating to: (i) any materially inaccurate, materially untruthful, or materially erroneous representation of any Seller or Stockholder set forth in the Option Agreement, this Agreement, or any certificate or document delivered pursuant to this Agreement; (ii) any material failure to perform with respect to any of the covenants, conditions or agreements of any Seller or Stockholder set forth in the Option Agreement, this Agreement, or any certificate or document delivered pursuant to this Agreement; or (iii) the ownership or operation of the Franchised Businesses up to the Closing Date.

         13.2 Buyer agrees to indemnify and hold harmless the Sellers and the Stockholders against and from any loss, liability, damages, cost or expense (including but not limited to reasonable attorneys' and accounting fees and expenses) based upon, arising out of, or relating to: (i) any materially inaccurate, materially untruthful, or materially erroneous representation of Buyer, Franchisor, and their affiliates set forth in the Option Agreement, this Agreement, or any certificate or document delivered pursuant to this Agreement; (ii) any material failure to perform with respect to any of the covenants, conditions or agreements of Buyer set forth in the Option Agreement, this Agreement or any certificate or document delivered pursuant to this Agreement; or (iii) the ownership or operation of the Franchised Businesses by Buyer on and after the Closing Date.

         13.3 All claims for indemnification under Sections 13.1 and 13.2 above must be submitted within two (2) years after the Closing, except that a claim by Buyer with respect to the representations and warranties in Sections 8.11 and
8.13 may be submitted at any time before the expiration of the statute(s) of limitations applicable to the matters referred to in Sections 8.11 and 8.13. If any party becomes aware of any claim in respect to which it believes it is entitled to indemnification pursuant to this Agreement (a "Claim"), such party (the "Claiming Party") shall give written notice of the Claim to the Sellers and the Stockholders or to Buyer, as appropriate (the "Indemnifying Party"), within ninety (90) days after the Claiming Party becomes aware of the Claim. In the case of a Claim based on a loss or liability asserted against the Claiming Party by a third party, the Indemnifying Party shall have thirty (30) days from its receipt of notice of the Claim to assume defense of the Claim, and if the Indemnifying Party fails to assume the defense within such thirty-day period the Claiming Party shall have the right to contest, settle, or pay the claim, in the Claiming Party's sole discretion. Failure to provide timely notice of a Claim:
(i) will not prohibit the Claiming Party from conducting its own defense (including hiring its own legal counsel); and (ii) will relieve the Indemnifying Party from any obligation to indemnify for that particular Claim, to the extent the Indemnifying Party is prejudiced by failure to receive notice. The Claiming Party and the Indemnifying Party shall cooperate fully with each other with respect to all Claims subject to indemnification, and shall keep each other fully advised with respect thereto, including supplying copies of all relevant documentation promptly as it becomes available.

         13.4 Notwithstanding anything to the contrary in this Section 13, payment of a Claim to the Indemnified Party shall not be due until such time as the aggregate amount of all pending Claims made by the Indemnified Party exceeds $10,000. Any Claims that remain unpaid solely on account of this provision as of the expiration of the two-year period specified in Section 13.3 shall be deemed waived.

14. Assignment of Franchise Agreements. The Sellers and Franchisor agree that upon consummation of this transaction, the Sellers' and Stockholders' interest in the Franchise Agreements will be deemed assigned to Buyer. The Sellers and the Stockholders will have no further rights or obligations thereunder, except for the post-term covenant not to compete and the post-term obligations of the Sellers and the Stockholders to: (i) return all materials containing confidential information about Franchisor or the TPR Method; (ii) discontinue use of such confidential information; and (iii) cease all use of the Proprietary Marks and the TPR Method licensed under the Franchise Agreements.

15. Post-Closing Obligations of the Sellers and the Stockholders. In addition to any other post-Closing obligations of the Sellers and the Stockholders set out in this Agreement:

         15.1 The Sellers and the Stockholders shall retain and carry out all responsibility for the administration, reporting, continuation, and termination of the Employee Benefit Plans. The parties acknowledge that a Buyer is acquiring no liability with respect to the Employee Benefit Plans and no interest in any profit-sharing plan funds or similar funds held for the benefit of Sellers' employees under the Employee Benefit Plans.

         15.2 The Sellers shall timely file all federal, state, and local income, franchise, payroll, sales, property, and other tax returns relating to the Sellers or the Franchised Businesses for the period through the Closing which become due on or after the Closing; shall timely pay all taxes shown by such returns to be due and payable, together with any interest or penalties which may be assessed by taxing authorities on any taxes which were not timely paid; and, upon Buyer's request, shall deliver to Buyer copies of all tax clearance letters and closing notices received from government authorities which relate to the Sellers or the Franchised Businesses. Buyer shall cooperate with the Sellers in satisfying their obligations under this Section 15.2 by providing such copies, documents and information as are reasonably necessary.

         15.3 At Buyer's request, without further consideration, the Sellers and the Stockholders will execute and deliver such further instruments of conveyance and transfer and take such other action as Buyer may reasonably require for the transfer of the Assets.

         15.4 At Buyer's request, Rob Cohen shall devote his full time for the first three (3) months after the Closing, and not fewer than four (4) hours per week for the following three (3) months, to assisting Buyer with the transition of the Franchised Businesses to Buyer. Buyer agrees to pay Mr. Cohen $2,000 per week for his services under this Section, provided that Buyer shall have the unrestricted right to terminate Mr. Cohen's services at any time and without obligation to make any further payments hereunder.

         15.5 [Omitted.]

         15.6 Each Seller shall change its corporate name to delete the words "Princeton Review" and shall cancel or transfer to Buyer all business name and fictitious name registrations containing the words "Princeton Review." The Sellers shall furnish evidence of such actions to Buyer upon reasonable request.

         15.7 As provided in Section 7.8, if the Sellers fail to deliver at Closing a fully-executed lease assignment or a sublease with respect to any of the existing business premises of the Franchised Businesses, then without limiting the obligations of the Sellers and the Stockholders under Section 13.1, the Sellers shall promptly reimburse Buyer (i) for any and all out-of-pocket costs that Buyer may incur as a result of relocating to comparable premises, and
(ii) for any loss of business suffered by Buyer due to an interruption in the Franchised Business in order to relocate.

         15.8 The Sellers and the Stockholders shall use their best efforts to assist Buyer in obtaining either: (a) a transfer of the I-17 authorization of Princeton Review of Boston, Inc. referred to in Section 1.2.9, or (b) a new I-17 authorization of Buyer to enroll non-immigrant aliens, equivalent to the authorization held by Princeton Review of Boston, Inc. The Sellers and the Stockholders shall bear the first $4,500 of legal fees incurred in connection with this Section.

16. Post-Closing Obligations of Buyer. In addition to any other post-Closing obligations of Buyer set out in this Agreement:

         16.1 Buyer shall furnish copies or permit access by the Sellers and their accountants and legal counsel, upon reasonable notice and during regular business hours, to any of the Sellers' records delivered to Buyer as a part of the Assets.

         16.2 At the Sellers' request, without further consideration, Buyer will execute and deliver such further evidence as the Sellers may reasonably require of Buyer's assumption of responsibility for the items specified in Sections 3.1,
3.2 and 3.3.

         16.3 Buyer shall permit Rob Cohen to continue to use the email address robc@review.com and shall permit Matthew Rosenthal to continue to use the email address mattr@review.com during the four-year period of the covenant not to compete in Section 12, provided that they are not in default under that Section. Messrs. Cohen and Rosenthal agree that such email accounts shall be used solely for purposes consistent with the letter and spirit of this Agreement and that Buyer and its affiliates shall have no liability to them for any interruption of service caused by circumstances beyond Buyer's reasonable control.

         16.4 If required under Section 4.2.1, Buyer or the Guarantor shall cause the entity or entities succeeding to its or their interest in the TPR Business to execute and deliver the Guaranty or to assume each Note.

17. Notices. All notices pursuant to this Agreement shall be in writing and shall be deemed given when delivered by hand, by overnight courier, or by facsimile transmission, or on the third day after mailing if mailed by express mail or its equivalent, postage prepaid, return-receipt requested, if available, as follows:

         (a)  To the Sellers and            Mr. Matthew Rosenthal
              the Stockholders:             3 Whitehouse Lane
                                            Weston, MA  02493

              with a copy to:               Greg White
                                            Chappell White LLP
                                            268 Summer Street
                                            Boston, Massachusetts 02110

         (b)  To Buyer and/or Franchisor:   Mr. Mark Chernis

                                            Princeton Review Management, L.L.C.
                                            2315 Broadway
                                            New York, New York 10024




              with a copy to:               David W. Koch
                                            Wiley, Rein & Fielding
                                            1776 K Street, N.W.
                                            Washington, D.C.  20006

or to such other address as any party shall have designated by a notice in writing so delivered to the other parties. Notices directed to the Sellers and the Stockholders as indicated above shall be effective as to all of the Sellers and the Stockholders, whether or not they receive notice individually. Notices to counsel unaccompanied by notices to principals shall not constitute notice.

18. Entire Agreement. This Agreement, together with its Schedules and Exhibits and the Option Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof, and all prior negotiations, understandings and agreements between the parties concerning the same subject matter, other than the Option Agreement, are merged herein. This Agreement may not be modified or rescinded except in a written instrument signed by all of the parties hereto.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to New York principles of conflicts of laws.

21. Costs and Expenses. Except as specified in Section 13 of the Option Agreement, each party shall bear its own legal and other costs and expenses in connection with the negotiation, preparation, and execution of this Agreement and the performance of the transactions contemplated hereby. The Sellers and the Stockholders agree to indemnify and hold Buyer and Franchisor harmless from any broker's or finder's fee or alleged broker's or finder's fee incurred by or claimed against the Sellers and the Stockholders. Buyer agrees to indemnify and hold the Sellers and the Stockholders harmless from any broker's or finder's fee or alleged broker's or finder's fee incurred by or claimed against Buyer or Franchisor.

22. Survival of Representations. The parties agree that no action or arbitration may be brought based on the alleged breach of any representation or warranty set forth in Sections 8 and 9 of this Agreement unless such action or arbitration is commenced within two (2) years after the Closing Date, except that an action by Buyer with respect to the representations and warranties in

Sections 8.11 and 8.13 may be brought at any time before the expiration of the statute(s) of limitations applicable to the matters referred to in Sections 8.11 and 8.13.

23. Arbitration. Any dispute involving a monetary obligation under this Agreement, and certain disputes under each Note (as provided therein) shall, if the amount in dispute is less than $250,000, be resolved by arbitration under the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration proceeding shall be conducted in New York City. All matters within the scope of the Federal Arbitration Act of the United States (9 U.S.C. sec. 1 et seq.) shall be governed by the Act. The parties shall jointly select a neutral person to serve as the arbitrator, but if the parties have not agreed on the arbitrator within 30 days after the date of the demand for arbitration, the arbitrator shall be appointed in accordance with AAA rules. The arbitrator shall have no authority to award exemplary, punitive, or special damages, and each party shall be limited to the recovery of any actual damages sustained by it (and costs and attorneys' fees, as provided below). The award of the arbitrator shall be conclusive and binding on all parties to this Agreement, and judgment on the award may be entered in any court of competent jurisdiction. Nothing herein shall be construed or interpreted to prevent any party from commencing appropriate litigation in any court of competent jurisdiction to secure specific performance or equitable relief of any kind for breach of this Agreement.

24. Prevailing Party Fees and Costs. The prevailing party or parties in any arbitration or litigation involving this Agreement will be entitled to recover from the losing party or parties its or their reasonable costs and expenses arising out of or incurred by reason of the action or arbitration, including but not limited to reasonable attorneys fees, AAA administrative fees, and arbitrators fees.



                            [SIGNATURE PAGES FOLLOW.]

         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.


PRINCETON REVIEW OF BOSTON, INC.

By:    /s/ Robert L. Cohen
     ----------------------------------

Its:   President
     ----------------------------------


PRINCETON REVIEW OF NEW JERSEY, INC.

By:    /s/ Robert L. Cohen
     ----------------------------------

Its:   President
     ----------------------------------


ROBERT L. COHEN, Individually

  /s/ Robert L. Cohen
---------------------------------------


MATTHEW ROSENTHAL, Individually

  /s/ Matthew Rosenthal
---------------------------------------


PRINCETON REVIEW OPERATIONS, L.L.C.

By:    /s/ Mark Chernis
     ----------------------------------
     Mark Chernis
     Chief Operating Officer


PRINCETON REVIEW MANAGEMENT, L.L.C.

By:    /s/ Mark Chernis
     ----------------------------------
     Mark Chernis
     Chief Operating Officer

                                    EXHIBIT A
                       ASSIGNMENT AND ASSUMPTION OF LEASE


         THIS ASSIGNMENT AND ASSUMPTION OF LEASE made as of the date set forth below by and between [Princeton Review of Boston, Inc., a Massachusetts corporation having a usual place of business at 57 Union Street, Suite 1, Newton, MA 02159] [or other Seller entity] (hereinafter called "Assignor"), and Princeton Review Operations, L.L.C., a Delaware limited liability company having a usual place of business at 2315 Broadway, New York, New York 10024, (hereinafter called "Assignee").

         WHEREAS, Assignee is purchasing substantially all of the assets of Assignor pursuant to the terms of that certain Asset Purchase Agreement between the Assignor, Assignee, Rob Cohen, Matt Rosenthal, and Princeton Review Management, L.L.C.;

         WHEREAS, in connection with the purchase and sale of the business, Assignor desires to assign to Assignee, and Assignee desires to accept from Assignor an assignment of that certain lease agreement set forth in Exhibit A (hereinafter called the "Lease") between the Assignor and the lessor described therein (hereinafter called "Landlord").

         NOW, THEREFORE, in consideration of ONE ($1.00) DOLLAR and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Assignor hereby assigns to Assignee all of Assignor's interest in the Lease, effective as of the Effective Date, subject, however, to the respective terms, covenants and conditions contained therein.

         2. Assignee accepts such assignment, effective as of the Effective Date, and agrees to assume all of the obligations and liabilities of the Assignor accruing or arising under the Lease from and after the Effective Date. Assignee does not assume any liability in connection with any actual or alleged breach or default by Assignor occurring before the Effective Date.

         3. This Assignment and Assumption of Lease shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective successors and assigns.

         4. The Landlord hereby consents to the within assignment by Assignor of its interest under the Lease to the Assignee and agrees that Assignor (and all guarantors of Assignor's obligations) shall have no further liability under the Lease.

         5. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Assumption of Lease to be duly executed and delivered under seal as of the effective date set forth below.

         Effective Date: As of the date of transfer of all or substantially all of the Assignor's assets to Assignee.


PRINCETON REVIEW OF BOSTON, INC.


By:____________________

Name:__________________

Title:_________________

PRINCETON REVIEW OPERATIONS, L.L.C.


By:____________________

Name:__________________

Title:_________________

         Consented to by:

[Name of Landlord]


By:____________________

Name:__________________

Title:_________________

         A.


         B.       COMMONWEALTH OF MASSACHUSETTS


         _______________, ss.                                             [date]

         Then personally appeared the above-named ____________________, the _____________ of [Princeton Review of Boston, Inc.], and acknowledged the foregoing instrument to be his/her free act and deed, the free act and deed of [Princeton Review of Boston, Inc.], before me,


                                               _________________________________
                                               Notary Public
                                               My Commission Expires:___________

EXHIBIT B TO

ASSET PURCHASE AGREEMENT




THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, ASSIGNED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, UNLESS THE MAKER HAS RECEIVED THE WRITTEN OPINION OF COUNSEL SATISFACTORY TO THE LENDER TO THE EFFECT THAT SUCH SALE, ASSIGNMENT OR TRANSFER DOES NOT INVOLVE A TRANSACTION REQUIRING REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.




SUBORDINATED PROMISSORY NOTE




New York, New York

$3,125,000                                               _________________, ____



         FOR VALUE RECEIVED, [Maker's name], a [State of Incorporation] corporation (the "Maker"), with principal offices at [Maker's Address], promises to pay to the order of Princeton Review of Boston, Inc. ("PRB"), a Massachusetts corporation, for itself and as agent for Princeton Review of New Jersey, Inc. ("PRNJ"), with principal offices at [Lender's Address], the principal sum of Three Million One Hundred Twenty-Five Thousand Dollars ($3,125,000), with interest on the unpaid principal balance from time to time outstanding accruing at the rate of eight and one-quarter percent (8.25%) per annum until maturity and payable as set forth herein, subject to adjustment as provided in the following sentence. In the event that the closing of the The Princeton Review, Inc.'s initial public offering has not occurred within twenty-four (24) months following the Closing Date, or the Sellers are otherwise unable to convert the Note during the Option Period due to applicable requirements or restrictions of federal or state securities laws including those relating to an issuer in registration (any such period restricting conversion, a "Blackout Period"), then the interest on the unpaid principal balance from time to time outstanding shall increase so that it shall thereafter accrue at the rate of eleven and one-quarter percent (11.25%) per annum until maturity; provided that if the closing of The Princeton Review, Inc.'s initial public offering occurs thereafter, the interest rate shall revert back to eight and one-quarter percent (8.25%) per annum until maturity. Upon the occurrence of an Event of Default (as defined herein) this Note shall bear interest at the rate of twelve percent (12%) per annum (the "Default Rate"); provided, that the Default Rate shall be fifteen (15%) per annum during any period of an Event of Default that this Note would otherwise be bearing interest at the rate of eleven and one-quarter percent (11.25%) per annum. Notwithstanding any other provision hereof, Lender does not intend to charge and Maker shall not be required to pay any interest or other fees or charges in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be credited to reduce principal hereunder or, at Lender's option, refunded to Maker.

This is the Note referred to in that certain Asset Purchase Agreement dated as of January 18, 2001 (the "Asset Purchase Agreement"), by and among the Maker, the Lender and the other parties named therein and is subject to all of the terms thereof. This reference shall not impair the rights of the holder of this Note to receive payments as set forth herein. Capitalized terms used but not otherwise defined in this Note shall have the same meaning as in the Asset Purchase Agreement.

         1.       Payment.

                  (a) Payment Schedule. The principal sum of this Note and interest due thereon shall be paid as follows:

                           (i)      Interest accrued on the principal balance
outstanding shall be due and payable on the first Business Day (as defined herein) of each calendar quarter.

                           (ii)     The principal sum of this Note shall be paid
in equal, quarterly installments, each in the sum of $_____________, which shall be due and payable on the first Business Day of each calendar quarter commencing on [date which is the first Business day of the seventeenth full calendar quarter following the date of issuance of this Note] and on the first Business Day of each of the next succeeding nineteen calendar quarters until and including the Maturity Date (as defined herein), or sooner upon the occurrence of an Event of Default. Payments otherwise due on a day other than a Business Day shall be due and payable on the next Business Day. If Lender exercises the Conversion Option under Section 1(d) below and any portion of the unpaid principal is not converted, the quarterly payments required by this section shall be recalculated by dividing the unconverted principal amount by twenty (the number of quarterly payments contemplated by this section).

                           (iii)    In all events, and under all circumstances,
all unpaid principal and accrued interest shall be due and payable on the first Business day of the thirty-sixth quarter after the issuance of this Note (the "Maturity Date").

                  (b) Manner of Payments. Except as provided in Section 1(d) below, principal and all accrued interest shall be payable in lawful money of the United States of America, by wire transfer to a bank account designated by the legal holder of this Note, or in such other manner as the legal holder may designate from time to time in writing to the Maker. Maker shall have no responsibility to see to the application of any payment made as provided herein as between any persons comprising the Lender. The application of any payment under this Note shall not affect the allocation made pursuant to Section 6 of the Asset Purchase Agreement.

                  (c) Prepayment. The Maker may prepay this Note in whole or in part, without premium or penalty, at any time after expiration of the Option Period, as defined in Section 1(d) below. All payments received shall first be applied to interest then due, and any balance thereafter remaining to reduction of principal.

                  (d) Conversion Option. Lender shall have a one-time right to convert either 100% or any percentage between 0% and 33% of the unpaid principal due under this Note to common stock of The Princeton Review, Inc. ("Stock") at the initial public offering price of the Stock. Lender may exercise this right by delivering written notice (the "Conversion Notice") to Maker and The Princeton Review, Inc. during the period beginning on the first anniversary of the closing of the initial public offering and ending on the sixtieth day after such anniversary date (the "Option Period"); provided that if the Note is unable to be converted due to the pendency of a Blackout Period, then the Option Period will be extended so that the period during which the Note is convertible shall be not less than 60 days. The Conversion Notice shall include a calculation of accrued interest due under this Note through the anticipated date of issuance of the shares of Stock to Lender as provided below. Subject to any applicable requirements or restrictions of federal and state securities laws, if Lender timely delivers the Conversion Notice, Maker shall promptly cause The Princeton Review, Inc. to issue to Lender the number of shares of Stock determined by dividing the amount of unpaid principal to be converted by the initial offering price of the Stock. Concurrently with the issuance of the shares to Lender, Maker shall pay to Lender any accrued interest due for the period through the date of issuance of the shares. If Lender converts 100% of the unpaid principal to Stock, upon issuance of the appropriate number of shares of Stock to Lender and payment of the accrued interest, Lender shall deliver the original of this Note to Maker stamped "Paid" or with other acknowledgment that this Note has been paid and discharged in full.

         2. Late Payment Fee. If the entire amount of any required payment of principal and/or interest is not paid in full within one (1) Business Day after notice thereof from the Lender, the Maker shall pay to the Lender a late fee equal to one and one-half (1-1/2%) percent of the required payment (the "Late Fee").

         3.       Event of Default.

                  (a) Defined. This Note shall become due and payable upon the occurrence of any of the following events (each an "Event of Default"):

                           (i)      A default by the Maker in the making of any
required payment of principal and/or interest under Section 1(a) of this Note continuing uncured for more than ten (10) calendar days after the giving of notice to the Maker of such default; or

                           (ii)     If the Maker or any Guarantor is adjudicated
bankrupt or has a trustee or receiver appointed for all or a substantial part of the Maker's or Guarantor's property in any involuntary proceeding, or if any court shall have taken jurisdiction of all or a substantial part of the Maker's or Guarantor's property in any involuntary proceeding for the reorganization, dissolution, liquidation or winding up of the Maker or such Guarantor; or

                           (iii)    If the Maker or any Guarantor files a
petition in voluntary bankruptcy or a petition under Chapter XI of the Federal Bankruptcy Code or any similar state or federal law, whether now existing or hereafter enacted, or if the Maker or any Guarantor files an answer not denying jurisdiction of the court or admitting the material allegations in any such proceeding filed against it, or if any such proceeding shall be approved and not vacated or stayed within 60 days of commencement; or

                           (iv)     If the Maker or any Guarantor makes an
assignment for the benefit of its creditors or admits in writing an inability to pay its debts generally as they become due or consents to the appointment of a receiver, trustee or liquidator of all of its property or a substantial part thereof; or

                           (v)      If the Maker or any Guarantor terminates its
existence, except that it is not an Event of Default if the Maker or Guarantor terminates its existence in connection with a reorganization of the corporate structure of the Maker or Guarantor; or

                           (vi)     If the Maker or any Guarantor defaults with
respect to, or with the giving of notice or the passage of time would default with respect to, the Senior Indebtedness (as defined herein); provided, however, that upon the cure of such default with respect to the Senior Indebtedness, the Maker or any Guarantor shall be deemed to have cured the Event of Default under this Section 3(a)(vii); or

                           (vii)    If the Maker defaults in the making of any
Fee Payment (as defined in Section 3(d)) on the applicable Fee Payment Due Date; or

                           (viii)   If the Maker or any Guarantor consummates a
sale or transfer of all or substantially all of its assets or capital stock or a merger or consolidation with another entity without complying with Section 3(b) below.

Notwithstanding anything herein to the contrary, no Event of Default shall occur (and no acceleration of principal and interest shall occur hereunder) by reason of, or during the periods that, suspension of principal and interest payments on this Note have occurred pursuant to the provisions of Section 5(b) hereof.

         (b)      Sale or Merger.

                           (i)      It shall be an Event of Default under
Section 3(a)(viii) if the Maker or a Guarantor:

                                    (A)      sells or transfers all or
substantially all of its assets or capital stock (excluding the issuance and sale of the Maker's or a Guarantor's capital stock in connection with a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any successor statute); or

                                    (B)      merges or consolidates with any
other entity, without first satisfying the requirements of clause (ii) or (iii) below (whichever applies).

                           (ii)     Transaction with Affiliate. If the
purchaser, transferee, or entity with which the Maker or Guarantor is merging or consolidating (the "Transferee") is an entity controlling, controlled by, or under common control with the Maker or Guarantor (an "Affiliate"), then before consummating the transaction, the Maker or Guarantor shall deliver to the Lender an executed Guaranty from the Transferee, as required under Section 4.2.1 of the Purchase Agreement. No consent of the Lender is required.

                           (iii)    Transaction with Unaffiliated Third Party.
If the Transferee is not an Affiliate, then in addition to delivering an executed Guaranty from the Transferee, the Maker or Guarantor shall obtain the Lender's consent as to the financial creditworthiness of the Transferee and, in the case of a merger, of the surviving entity. The Lender's consent shall not be unreasonably withheld or unduly delayed.

                           (iv)     It is not an Event of Default under Section
3(a)(v) if the Maker or any Guarantor terminates its existence in connection with a merger or consolidation that complies with this Section 3(b).

                           (c)      Opportunity to Cure Payment Default. If
there shall be an Event of Default under Section 3(a)(i) of this Note, the Maker may, at any time prior to the entry of a judgment by a court in favor of the Lender for all amounts due and payable hereunder, cure such Event of Default by paying the entire amount of any overdue scheduled payments of principal and/or interest required to be paid under Section 1(a) hereof (including interest at the Default Rate, as applicable) and the Late Fee (collectively, the "Overdue Amount"), plus an amount equal to fifteen percent (15%) of the Overdue Amount (the "Cure Fee"), plus any and all costs of collection (as set forth in Section 4 hereof) incurred by the Lender in connection with such Event of Default, provided, that there shall be no Event of Default other than the one pursuant to
Section 3(a)(i) hereof. Upon such cure by payment of all amounts required to be paid pursuant to this Section 3(b), interest on the principal sum of this Note shall again bear interest at the rate of eight and one-quarter percent (8.25%) per annum, unless and until a further Event of Default shall have occurred and remain uncured.

                           (d)      Fee Payment Disputes. If at any time the
Lender asserts, in a notice to the Maker, that the Maker has failed to make any payment (by way of non-payment or underpayment) of any Late Fee or of any Cure Fee under Section 3(c) hereof (any such amount being a "Fee"), then the Lender shall give notice of such deficiency to the Maker. Either the Maker or the Lender may submit any Fee dispute for binding arbitration under the terms of the Asset Purchase Agreement at any time. No dispute as to a Fee payment shall give rise to a default hereunder until non-payment of a Fee after the applicable Fee Payment Due Date. The term "Fee Payment Due Date" shall mean the earlier to occur of (1) the date on which an arbitration panel determines that a Fee is due to the Lender or (2) the failure of the Maker to either pay a disputed Fee or to submit any dispute with respect to such Fee to binding arbitration in accordance with the terms of the Asset Purchase Agreement within thirty (30) days of the date of notice from the Lender of such Fee dispute if the amount in dispute, together with the amount of any other Fees then in dispute, as stated in the Lender's notice(s) hereunder, exceeds the Threshold Amount (as defined below). The term "Threshold Amount" shall mean $15,000 prior to the due date of the seventeenth principal installment due hereunder and $30,000 thereafter. The existence of a Fee dispute shall not affect any accrual of the amount of any Fee hereunder or alter the obligations of the Maker under any provision of this Note. Prior to the Fee Payment Due Date with respect to a Fee, the arbitration provisions of the Asset Purchase Agreement shall govern any dispute with respect to such Fee.

         4. Costs of Collection. The Maker hereby waives presentment, demand, protest and notices of every kind and description (except as expressly required hereby) and agrees to pay all costs and expenses, including reasonable attorneys' fees in connection with the collection, protection, preservation, defense or enforcement of this Note or any Guaranty of this Note after the occurrence of an Event of Default, whether or not suit shall be instituted.

         5. Subordination. The Maker, for itself, its successors and assigns, covenants and agrees, and the holder of this Note and each successor holder of this Note by such holder's acceptance hereof, likewise covenants and agrees, that notwithstanding any other provision of this Note, the payment of the principal of and interest on this Note or any Late Fee hereunder shall be subordinated in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Senior Indebtedness (as hereinafter defined) at any time outstanding. The provisions concerning subordination contained herein shall constitute a continuing representation to all Persons who, in reliance upon such provisions, become the holders of or continue to hold Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they or any of them may proceed to enforce such provisions against the Maker or against the holder of this Note without the necessity of joining the Maker as a party.

                  (a) Payment of Senior Indebtedness. All Senior Indebtedness shall be paid in full (x) in cash or (y) with the consent of the holders of Senior Indebtedness, in-kind or in a combination of cash and in-kind, before any payment or distribution (whether in cash, securities or other property) is made on account of this Note in any insolvency or bankruptcy proceedings, receivership, liquidation, reorganization or other similar proceedings involving the Maker or its property, or in any proceedings for voluntary liquidation, dissolution or other winding up of the Maker or distribution or marshaling of its assets or any composition with creditors of the Maker, whether or not involving insolvency or bankruptcy. Any payment or distribution (except securities which are subordinated and junior in right of payment to the payment of all Senior Indebtedness then outstanding in terms of substantially the same tenor and with substantially the same interest and payment terms as set forth herein) which would, but for the foregoing sentence, be payable or deliverable in respect of this Note shall be paid or delivered directly to the holders of Senior Indebtedness in the proportions in which they hold the Senior Indebtedness, until all

Senior Indebtedness has been paid in full. Every holder of this Note, by becoming a holder, designates the holder or holders of Senior Indebtedness as his or its agents and attorney-in-fact to (i) demand, sue for, collect and receive the Senior Indebtedness holder's share of payments and distributions referred to above, and (ii) to file any necessary proof of claim therefor and to take all such other action (including the right to vote such Senior Indebtedness holder's share of this Note), in the name of the holder of this Note or otherwise, as the Senior Indebtedness holders may determine to be necessary or appropriate for the enforcement of this section. The holder and each successor holder of this Note, by its or his acceptance thereof, agrees to execute, at the request of the Maker, a separate agreement with any holder of Senior Indebtedness on the terms set forth herein, and to take all such other action as the holder of Senior Indebtedness may request in order to enable such holder to enforce this section.

                  (b) No Payment on Note Under Certain Conditions. If any default occurs in the payment of the principal of or interest on any Senior Indebtedness (whether as a result of acceleration thereof by the holders of such Senior Indebtedness or otherwise) and during the continuance of such default until such payment has been made or such default has been cured or waived in writing by such holder of Senior Indebtedness, then and during the continuance of such event no payment of principal or interest on this Note shall be made by the Maker or accepted by any holder of this Note who has received notice from the Maker or from a holder of Senior Indebtedness of such event.

If any Event of Default (as such term, for this paragraph only, is defined in that certain Loan Agreement by and among The Princeton Review, Inc., certain of its subsidiaries, Reservoir Capital Partners, L.P., as Administrative Agent, and certain other lenders) occurs other than in the payment of the principal of or interest on any Senior Indebtedness and during the continuance of such default for a period up to one hundred and eighty (180) days, or (if a shorter period) until such Event of Default has been cured or waived in writing by such holder of Senior Indebtedness, then and during the continuance of such event no payment of principal or interest on this Note shall be made by the Maker or accepted by any holder of this Note who has received notice from the Maker or from a holder of Senior Indebtedness of such event.

                  (c) Payments Held in Trust. In case any payment or distribution shall be paid or delivered to any holder of this Note before all Senior Indebtedness shall have been paid in full, despite or in violation or contravention of the terms of this subordination, such payment or distribution shall be held in trust for and paid and delivered ratably to the holders of Senior Indebtedness (or their duly authorized representatives), until all Senior Indebtedness shall have been paid in full. Notwithstanding the foregoing, the parties understand and agree that payment of principal, interest and fees may be made in accordance with the terms of this Note so long as none of the events described in Section 5(b) has occurred.

                  (d) Subrogation. Subject to the payment in full of all Senior Indebtedness and until this Note shall be paid in full, the holder of this Note shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness pursuant to the provisions of subparagraphs (a) and (c) above) to receive payments or distributions of assets of the Maker applicable to the Senior

Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Maker and its creditors, other than the holders of Senior Indebtedness and the holder of this Note, be deemed to be a payment by the Maker to or on account of this Note; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the holder of this Note would be entitled except for the provisions set forth herein shall, as between the Maker and its creditors, other than the holders of Senior Indebtedness and the holder of this Note, be deemed to be a payment by the Maker to or on account of the Senior Indebtedness.

                  (e) Scope of Section. The provisions set forth herein are intended solely for the purpose of defining the relative rights of the holder of this Note, on the one hand, and the holders of the Senior Indebtedness, on the other hand. Nothing contained herein or elsewhere in this Note is intended to or shall impair, as between the Maker, its creditors other than the holders of Senior Indebtedness, and the holder of this Note, the obligation of the Maker, which is unconditional and absolute, to pay to the holder of this Note the principal of and interest on the Note as and when the same shall become due and payable in accordance with the terms thereof, or to affect the relative rights of the holder of this Note and creditors of the Maker other than the holders of the Senior Indebtedness, or to benefit any other creditors of the Maker other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the holder of this Note from accepting any payment with respect to this Note or exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Note of the holders of Senior Indebtedness in respect of cash, property or securities of the Maker received by the holder of this Note.

                  (f) Survival of Rights. The right of any present or future holder of Senior Indebtedness to enforce subordination of this Note pursuant to the provisions of this Note shall not at any time be prejudiced or impaired by any act or failure to act on the part of the Maker or any such holder of Senior Indebtedness, including, without limitation, any forbearance, waiver, consent, compromise, amendment, extension, renewal, or taking or release of security of or in respect of any Senior Indebtedness or by noncompliance by the Maker with the terms of such subordination regardless of any knowledge thereof the holder may have or otherwise be charged with.

                  (g) Amendment or Waiver. The provisions of this paragraph may not be amended or waived in any manner which is detrimental to any Senior Indebtedness without the consent of the holders of a majority of the then existing Senior Indebtedness.

                  (h) Senior Indebtedness Defined. For purposes hereof, "Senior Indebtedness" shall mean any and all loans, advances and extensions of credit by any institutional lender to the Maker, and all other indebtedness, liabilities and obligations, direct or contingent, of the Maker to such institutional lender, outstanding from time to time (including without limitation any and all indebtedness to such institutional lender in respect of future loans or advances or extensions of credit make to the Maker by such institutional lender prior to, during or following any proceeding in respect of any Reorganization), together with interest thereon and all fees, expenses and other amounts owing to such institutional lender (regardless of the extent to which such amounts are allowed as claims against the Maker in any Reorganization and including any interest thereon accruing after the commencement of any reorganization and any other interest that would have accrued thereon but for the commencement of such reorganization) including reasonable attorneys' fees and disbursements and all other costs incurred to enforce such institutional lender's loan documents. For purposes hereof, any institutional lender shall also include its successor and assigns. Without limitation, the term "institutional lender" in the Note shall include Reservoir Capital Partners, L.P., Reservoir Capital Associates, L.P., Reservoir Capital Master Fund, L.P., SGC Partners II, LLC, Olympus Growth Fund III L.P., Olympus Executive Funds L.P. and each of their successors and assigns.

         6. Certain Defined Terms. As used herein, "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required to close under the laws of the State of New York.

         7. Notices. Except as otherwise expressly provided herein, all notices, requests, consents and other communications hereunder shall be in writing and shall be deemed delivered (i) two Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next Business Day delivery, in each case to the intended recipient at their principal business addresses or at such other address as the addressee shall have specified by written notice given to the remaining parties. Except as otherwise expressly provided herein, any party may give any notice, request, consent or other communication hereunder using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Notices hereunder shall be addressed to a party which is a party to the Asset Purchase Agreement at the address of such party as provided in the Asset Purchase Agreement or at such other address as any such party shall have given notice to the other as provided therein or herein. Notices to any other party shall be addressed to such party at such address as such party shall have given notice as provided herein. Notwithstanding any other provision of this Note, any notice under
Section 3(a)(i) shall be effective when given by telecopier with machine confirmation of transmission to the Maker, if a copy of such notice is also sent to the Maker via a reputable nationwide overnight courier service guaranteeing next Business Day delivery. Maker's telecopier number is [to be provided].

         8. Governing Law. This Note shall be governed by and construed and enforced in accordance with the law of the State of New York.



             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

         Executed as an instrument under seal as of the date first written above.



                                                 [Maker]







                                                 By:____________________________

                                                 Name:
                                                 Title:




Attest:







________________________________

Clerk

EXHIBIT B-1 TO
ASSET PURCHASE AGREEMENT


THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, ASSIGNED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, UNLESS THE MAKER HAS RECEIVED THE WRITTEN OPINION OF COUNSEL SATISFACTORY TO THE LENDER TO THE EFFECT THAT SUCH SALE, ASSIGNMENT OR TRANSFER DOES NOT INVOLVE A TRANSACTION REQUIRING REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.


                          SUBORDINATED PROMISSORY NOTE


                               NEW YORK, NEW YORK

$500,000                                                 _________________, ____

         FOR VALUE RECEIVED, [Maker's name], a [State of Incorporation] corporation (the "Maker"), with principal offices at [Maker's Address], promises to pay to the order of Princeton Review of Boston, Inc. ("PRB"), a Massachusetts corporation, for itself and as agent for Princeton Review of New Jersey, Inc. ("PRNJ"), with principal offices at [Lender's Address], the principal sum of Five Hundred Thousand Dollars ($500,000), with interest on the unpaid principal balance from time to time outstanding accruing at the rate of eight and one-quarter percent (8.25%) per annum until maturity and payable as set forth herein, subject to adjustment as provided in the following sentence. In the event that the closing of The Princeton Review, Inc.'s initial public offering has not occurred within twenty-four (24) months following the Closing Date, or the Sellers are otherwise unable to convert the Note during the Option Period due to applicable requirements or restrictions of federal or state securities laws including those relating to an issuer in registration, then the interest on the unpaid principal balance from time to time outstanding shall increase so that it shall thereafter accrue at the rate of eleven and one-quarter percent (11.25%) per annum until maturity; provided that if the closing of The Princeton Review, Inc.'s initial public offering occurs thereafter, the interest rate shall revert back to eight and one-quarter percent (8.25%) per annum until maturity. Upon the occurrence of an Event of Default (as defined herein) this Note shall bear interest at the rate of twelve percent (12%) per annum (the "Default Rate"); provided, that the Default Rate shall be fifteen (15%) per annum during any period of an Event of Default that this Note would otherwise be bearing interest at the rate of eleven and one-quarter percent (11.25%) per annum. Notwithstanding any other provision hereof, Lender does not intend to charge and Maker shall not be required to pay any interest or other fees or charges in excess of the maximum permitted by applicable law; any payments in excess of such maximum shall be credited to reduce principal hereunder or, at

Lender's option, refunded to Maker.

This is the Note referred to in that certain Asset Purchase Agreement dated as of January 18, 2001 (the "Asset Purchase Agreement"), by and among the Maker, the Lender and the other parties named therein and is subject to all of the terms thereof. This reference shall not impair the rights of the holder of this Note to receive payments as set forth herein. Capitalized terms used but not otherwise defined in this Note shall have the same meaning as in the Asset Purchase Agreement.

         1.       Payment.

                  (a) Payment Schedule. The principal sum of this Note and interest due thereon shall be paid as follows:

                           (i)      Interest accrued on the principal balance
outstanding shall be due and payable on the first Business Day (as defined herein) of each calendar quarter.

                           (ii)     In all events, and under all circumstances,
all unpaid principal and accrued interest shall be due and payable on the last Business day of the forty-eighth month after the issuance of this Note (the "Maturity Date"), or sooner upon the occurrence of an Event of Default. Payments otherwise due on a day other than a Business Day shall be due and payable on the next Business Day.

                  (b) Manner of Payments. Principal and all accrued interest shall be payable in lawful money of the United States of America, by wire transfer to a bank account designated by the legal holder of this Note, or in such other manner as the legal holder may designate from time to time in writing to the Maker. Maker shall have no responsibility to see to the application of any payment made as provided herein as between any persons comprising the Lender. The application of any payment under this Note shall not affect the allocation made pursuant to Section 6 of the Asset Purchase Agreement.

                  (c) Prepayment. The Maker may prepay this Note in whole or in part, without premium or penalty. All payments received shall first be applied to interest then due, and any balance thereafter remaining to reduction of principal.

         2. Late Payment Fee. If the entire amount of any required payment of principal and/or interest is not paid in full within one (1) Business Day after notice thereof from the Lender, the Maker shall pay to the Lender a late fee equal to one and one-half (1-1/2%) percent of the required payment (the "Late Fee").

         3.       Event of Default.

                  (a) Defined. This Note shall become due and payable upon the occurrence of any of the following events (each an "Event of Default"):

                           (i)      A default by the Maker in the making of any
required payment of principal and/or interest under Section 1(a) of this Note continuing uncured for more than ten (10) calendar days after the giving of notice to the Maker of such default; or

                           (ii)     If the Maker or any Guarantor is adjudicated
bankrupt or has a trustee or receiver appointed for all or a substantial part of the Maker's or Guarantor's property in any involuntary proceeding, or if any court shall have taken jurisdiction of all or a substantial part of the Maker's or Guarantor's property in any involuntary proceeding for the reorganization, dissolution, liquidation or winding up of the Maker or such Guarantor; or

                           (iii)    If the Maker or any Guarantor files a
petition in voluntary bankruptcy or a petition under Chapter XI of the Federal Bankruptcy Code or any similar state or federal law, whether now existing or hereafter enacted, or if the Maker or any Guarantor files an answer not denying jurisdiction of the court or admitting the material allegations in any such proceeding filed against it, or if any such proceeding shall be approved and not vacated or stayed within 60 days of commencement; or

                           (iv)     If the Maker or any Guarantor makes an
assignment for the benefit of its creditors or admits in writing an inability to pay its debts generally as they become due or consents to the appointment of a receiver, trustee or liquidator of all of its property or a substantial part thereof; or

                           (v)      If the Maker or any Guarantor terminates its
existence, except that it is not an Event of Default if the Maker or Guarantor terminates its existence in connection with a reorganization of the corporate structure of the Maker or Guarantor; or

                           (vi)     If the Maker or any Guarantor defaults with
respect to, or with the giving of notice or the passage of time would default with respect to, the Senior Indebtedness (as defined herein); provided, however, that upon the cure of such default with respect to the Senior Indebtedness, the Maker or any Guarantor shall be deemed to have cured the Event of Default under this Section 3(a)(vii); or

                           (vii)    If the Maker defaults in the making of any
Fee Payment (as defined in Section 3(d)) on the applicable Fee Payment Due Date; or

                           (viii)   If the Maker or any Guarantor consummates a
sale or transfer of all or substantially all of its assets or capital stock or a merger or consolidation with another entity without complying with Section 3(b) below.

Notwithstanding anything herein to the contrary, no Event of Default shall occur (and no acceleration of principal and interest shall occur hereunder) by reason of, or during the periods that, suspension of principal and interest payments on this Note have occurred pursuant to the provisions of Section 5(b) hereof.

         (b)      Sale or Merger.

                           (i)      It shall be an Event of Default under
Section 3(a)(viii) if the Maker or a Guarantor:

                           (A)      sells or transfers all or substantially all
of its assets or capital stock (excluding the issuance and sale of the Maker's or a Guarantor's capital stock in connection with a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any successor statute); or

                           (B)      merges or consolidates with any other
entity, without first satisfying the requirements of clause (ii) or (iii) below (whichever applies).

                           (ii)     Transaction with Affiliate. If the
purchaser, transferee, or entity with which the Maker or Guarantor is merging or consolidating (the "Transferee") is an entity controlling, controlled by, or under common control with the Maker or Guarantor (an "Affiliate"), then before consummating the transaction, the Maker or Guarantor shall deliver to the Lender an executed Guaranty from the Transferee, as required under Section 4.2.1 of the Purchase Agreement. No consent of the Lender is required.

                           (iii)    Transaction with Unaffiliated Third Party.
If the Transferee is not an Affiliate, then in addition to delivering an executed Guaranty from the Transferee, the Maker or Guarantor shall obtain the Lender's consent as to the financial creditworthiness of the Transferee and, in the case of a merger, of the surviving entity. The Lender's consent shall not be unreasonably withheld or unduly delayed.

                           (iv)     It is not an Event of Default under Section
3(a)(v) if the Maker or any Guarantor terminates its existence in connection with a merger or consolidation that complies with this Section 3(b).

                           (c)      Opportunity to Cure Payment Default. If
there shall be an Event of Default under Section 3(a)(i) of this Note, the Maker may, at any time prior to the entry of a judgment by a court in favor of the Lender for all amounts due and payable hereunder, cure such Event of Default by paying the entire amount of any overdue scheduled payments of principal and/or interest required to be paid under Section 1(a) hereof (including interest at the Default Rate, as applicable) and the Late Fee (collectively, the "Overdue Amount"), plus an amount equal to fifteen percent (15%) of the Overdue Amount (the "Cure Fee"), plus any and all costs of collection (as set forth in Section 4 hereof) incurred by the Lender in connection with such Event of Default, provided, that there shall be no Event of Default other than the one pursuant to
Section 3(a)(i) hereof. Upon such cure by payment of all amounts required to be paid pursuant to this Section 3(b), interest on the principal sum of this Note shall again bear interest at the rate of eight and one-quarter percent (8.25%) per annum, unless and until a further Event of Default shall have occurred and remain uncured.

                           (d)      Fee Payment Disputes. If at any time the
Lender asserts, in a notice to the Maker, that the Maker has failed to make any payment (by way of non-payment or underpayment) of any Late Fee or of any Cure Fee under Section 3(c) hereof (any such amount being a "Fee"), then the Lender shall give notice of such deficiency to the Maker. Either the Maker or the Lender may submit any Fee dispute for binding arbitration under the terms of the Asset Purchase Agreement at any time. No dispute as to a Fee payment shall give rise to a default hereunder until non-payment of a Fee after the applicable Fee Payment Due Date. The term "Fee Payment Due Date" shall mean the earlier to occur of (1) the date on which an arbitration panel determines that a Fee is due to the Lender or (2) the failure of the Maker to either pay a disputed Fee or to submit any dispute with respect to such Fee to binding arbitration in accordance with the terms of the Asset Purchase Agreement within thirty (30) days of the date of notice from the Lender of such Fee dispute if the amount in dispute, together with the amount of any other Fees then in dispute, as stated in the Lender's notice(s) hereunder, exceeds the Threshold Amount (as defined below). The term "Threshold Amount" shall mean $15,000 prior to the due date of the seventeenth principal installment due hereunder and $30,000 thereafter. The existence of a Fee dispute shall not affect any accrual of the amount of any Fee hereunder or alter the obligations of the Maker under any provision of this Note. Prior to the Fee Payment Due Date with respect to a Fee, the arbitration provisions of the Asset Purchase Agreement shall govern any dispute with respect to such Fee.

         4. Costs of Collection. The Maker hereby waives presentment, demand, protest and notices of every kind and description (except as expressly required hereby) and agrees to pay all costs and expenses, including reasonable attorneys' fees in connection with the collection, protection, preservation, defense or enforcement of this Note or any Guaranty of this Note after the occurrence of an Event of Default, whether or not suit shall be instituted.

         5. Subordination. The Maker, for itself, its successors and assigns, covenants and agrees, and the holder of this Note and each successor holder of this Note by such holder's acceptance hereof, likewise covenants and agrees, that notwithstanding any other provision of this Note, the payment of the principal of and interest on this Note or any Late Fee hereunder shall be subordinated in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Senior Indebtedness (as hereinafter defined) at any time outstanding. The provisions concerning subordination contained herein shall constitute a continuing representation to all Persons who, in reliance upon such provisions, become the holders of or continue to hold Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are hereby made obligees hereunder the same as if their names were written herein as such, and they or any of them may proceed to enforce such provisions against the Maker or against the holder of this Note without the necessity of joining the Maker as a party.

                  (a) Payment of Senior Indebtedness. All Senior Indebtedness shall be paid in full (x) in cash or (y) with the consent of the holders of Senior Indebtedness, in-kind or in a combination of cash and in-kind, before any payment or distribution (whether in cash, securities or other property) is made on account of this Note in any insolvency or bankruptcy proceedings, receivership, liquidation, reorganization or other similar proceedings involving the Maker or its property, or in any proceedings for voluntary liquidation, dissolution or other winding up of the Maker or distribution or marshaling of its assets or any composition with creditors of the Maker, whether or not involving insolvency or bankruptcy. Any payment or distribution (except securities which are subordinated and junior in right of payment to the payment of all Senior Indebtedness then outstanding in terms of substantially the same tenor and with substantially the same interest and payment terms as set forth herein) which would, but for the foregoing sentence, be payable or deliverable in respect of this Note shall be paid or delivered directly to the holders of Senior Indebtedness in the proportions in which they hold the Senior Indebtedness, until all Senior Indebtedness has been paid in full. Every holder of this Note, by becoming a holder, designates the holder or holders of Senior Indebtedness as his or its agents and attorney-in-fact to (i) demand, sue for, collect and receive the Senior Indebtedness holder's share of payments and distributions referred to above, and (ii) to file any necessary proof of claim therefor and to take all such other action (including the right to vote such Senior Indebtedness holder's share of this Note), in the name of the holder of this Note or otherwise, as the Senior Indebtedness holders may determine to be necessary or appropriate for the enforcement of this section. The holder and each successor holder of this Note, by its or his acceptance thereof, agrees to execute, at the request of the Maker, a separate agreement with any holder of Senior Indebtedness on the terms set forth herein, and to take all such other action as the holder of Senior Indebtedness may request in order to enable such holder to enforce this section.

                  (b) No Payment on Note Under Certain Conditions. If any default occurs in the payment of the principal of or interest on any Senior Indebtedness (whether as a result of acceleration thereof by the holders of such Senior Indebtedness or otherwise) and during the continuance of such default until such payment has been made or such default has been cured or waived in writing by such holder of Senior Indebtedness, then and during the continuance of such event no payment of principal or interest on this Note shall be made by the Maker or accepted by any holder of this Note who has received notice from the Maker or from a holder of Senior Indebtedness of such event.

                  If any Event of Default (as such term, for this paragraph only, is defined in that certain Loan Agreement by and among The Princeton Review, Inc., certain of its subsidiaries, Reservoir Capital Partners, L.P., as Administrative Agent, and certain other lenders) occurs other than in the payment of the principal of or interest on any Senior Indebtedness and during the continuance of such default for a period up to one hundred and eighty (180) days, or (if a shorter period) until such Event of Default has been cured or waived in writing by such holder of Senior Indebtedness, then and during the continuance of such event no payment of principal or interest on this Note shall be made by the Maker or accepted by any holder of this Note who has received notice from the Maker or from a holder of Senior Indebtedness of such event.

                  (c) Payments Held in Trust. In case any payment or distribution shall be paid or delivered to any holder of this Note before all Senior Indebtedness shall have been paid in full, despite or in violation or contravention of the terms of this subordination, such payment or distribution shall be held in trust for and paid and delivered ratably to the holders of Senior Indebtedness (or their duly authorized representatives), until all Senior Indebtedness shall have been paid in full. Notwithstanding the foregoing, the parties understand and agree that payment of principal, interest and fees may be made in accordance with the terms of this Note so long as none of the events described in Section 5(b) has occurred.

                  (d) Subrogation. Subject to the payment in full of all Senior Indebtedness and until this Note shall be paid in full, the holder of this Note shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness pursuant to the provisions of subparagraphs (a) and (c) above) to receive payments or distributions of assets of the Maker applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Maker and its creditors, other than the holders of Senior Indebtedness and the holder of this Note, be deemed to be a payment by the Maker to or on account of this Note; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the holder of this Note would be entitled except for the provisions set forth herein shall, as between the Maker and its creditors, other than the holders of Senior Indebtedness and the holder of this Note, be deemed to be a payment by the Maker to or on account of the Senior Indebtedness.

                  (e) Scope of Section. The provisions set forth herein are intended solely for the purpose of defining the relative rights of the holder of this Note, on the one hand, and the holders of the Senior Indebtedness, on the other hand. Nothing contained herein or elsewhere in this Note is intended to or shall impair, as between the Maker, its creditors other than the holders of Senior Indebtedness, and the holder of this Note, the obligation of the Maker, which is unconditional and absolute, to pay to the holder of this Note the principal of and interest on the Note as and when the same shall become due and payable in accordance with the terms thereof, or to affect the relative rights of the holder of this Note and creditors of the Maker other than the holders of the Senior Indebtedness, or to benefit any other creditors of the Maker other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent the holder of this Note from accepting any payment with respect to this Note or exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Note of the holders of Senior Indebtedness in respect of cash, property or securities of the Maker received by the holder of this Note.

                  (f) Survival of Rights. The right of any present or future holder of Senior Indebtedness to enforce subordination of this Note pursuant to the provisions of this Note shall not at any time be prejudiced or impaired by any act or failure to act on the part of the Maker or any such holder of Senior Indebtedness, including, without limitation, any forbearance, waiver, consent, compromise, amendment, extension, renewal, or taking or release of security of or in respect of any Senior Indebtedness or by noncompliance by the Maker with the terms of such subordination regardless of any knowledge thereof the holder may have or otherwise be charged with.

                  (g) Amendment or Waiver. The provisions of this paragraph may not be amended or waived in any manner which is detrimental to any Senior Indebtedness without the consent of the holders of a majority of the then existing Senior Indebtedness.

                  (h) Senior Indebtedness Defined. For purposes hereof, "Senior Indebtedness" shall mean any and all loans, advances and extensions of credit by any institutional lender to the Maker, and all other indebtedness, liabilities and obligations, direct or contingent, of the Maker to such institutional lender, outstanding from time to time (including without limitation any and all indebtedness to such institutional lender in respect of future loans or advances or extensions of credit make to the Maker by such institutional lender prior to, during or following any proceeding in respect of any Reorganization), together with interest thereon and all fees, expenses and other amounts owing to such institutional lender (regardless of the extent to which such amounts are allowed as claims against the Maker in any Reorganization and including any interest thereon accruing after the commencement of any reorganization and any other interest that would have accrued thereon but for the commencement of such reorganization) including reasonable attorneys' fees and disbursements and all other costs incurred to enforce such institutional lender's loan documents. For purposes hereof, any institutional lender shall also include its successor and assigns. Without limitation, the term "institutional lender" in the Note shall include Reservoir Capital Partners, L.P., Reservoir Capital Associates, L.P., Reservoir Capital Master Fund, L.P., SGC Partners II, LLC, Olympus Growth Fund III L.P., Olympus Executive Funds L.P. and each of their successors and assigns.

         6. Certain Defined Terms. As used herein, "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required to close under the laws of the State of New York.

         7. Notices. Except as otherwise expressly provided herein, all notices, requests, consents and other communications hereunder shall be in writing and shall be deemed delivered (i) two Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next Business Day delivery, in each case to the intended recipient at their principal business addresses or at such other address as the addressee shall have specified by written notice given to the remaining parties. Except as otherwise expressly provided herein, any party may give any notice, request, consent or other communication hereunder using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Notices hereunder shall be addressed to a party which is a party to the Asset Purchase Agreement at the address of such party as provided in the Asset Purchase Agreement or at such other address as any such party shall have given notice to the other as provided therein or herein. Notices to any other party shall be addressed to such party at such address as such party shall have given notice as provided herein. Notwithstanding any other provision of this Note, any notice under
Section 3(a)(i) shall be effective when given by telecopier with machine confirmation of transmission to the Maker, if a copy of such notice is also sent to the Maker via a reputable nationwide overnight courier service guaranteeing next Business Day delivery.

Maker's telecopier number is [to be provided].

         8. Governing Law. This Note shall be governed by and construed and enforced in accordance with the law of the State of New York.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

         Executed as an instrument under seal as of the date first written above.

                                                 [Maker]



                                                 By:____________________________
                                                 Name:
                                                 Title:


Attest:



__________________________________
Clerk

EXHIBIT C TO
ASSET PURCHASE AGREEMENT

                                    GUARANTY

         FOR VALUE RECEIVED, THE UNDERSIGNED HEREBY UNCONDITIONALLY GUARANTEES TO PRINCETON REVIEW OF BOSTON, INC. ("PRB"), A MASSACHUSETTS CORPORATION, FOR ITSELF AND AS AGENT FOR PRINCETON REVIEW OF NEW JERSEY, INC. ("PRNJ"), A NEW JERSEY CORPORATION (PRB AND PRNJ ARE REFERRED TO COLLECTIVELY HEREIN AS THE "PAYEE"), AND PAYEE'S SUCCESSORS AND ASSIGNS, AND TO EACH SUBSEQUENT HOLDER OF THE SUBORDINATED PROMISSORY NOTE DATED [DATE], PAYABLE TO THE PAYEE IN THE ORIGINAL PRINCIPAL AMOUNT OF $[_________] (THE "NOTE"), THAT THE UNPAID PRINCIPAL OF AND INTEREST (IF ANY) ON EACH NOTE WILL BE PROMPTLY PAID WHEN DUE IN ACCORDANCE WITH THE TERMS THEREOF AND AGREES THAT THE TIME FOR PAYMENT OF EACH NOTE MAY BE EXTENDED OR WAIVED OR EACH NOTE MAY BE RENEWED, ALL WITHOUT AFFECTING THE LIABILITY OF THE UNDERSIGNED HEREUNDER AND WITHOUT NOTICE TO THE UNDERSIGNED.

         THE UNDERSIGNED HEREBY AGREES THAT ITS OBLIGATIONS HEREUNDER SHALL BE UNCONDITIONAL IRRESPECTIVE OF THE GENUINENESS, VALIDITY, LEGALITY OR ENFORCEABILITY OF EACH NOTE OR ANY OTHER CIRCUMSTANCES WHICH MIGHT OTHERWISE CONSTITUTE A LEGAL OR EQUITABLE DISCHARGE OF A SURETY OR GUARANTOR AND REGARDLESS OF ANY LAW, RULE, REGULATION, DECREE OR ORDER NOW OR HEREAFTER IN EFFECT IN ANY JURISDICTION PURPORTING TO AFFECT IN ANY MANNER ANY OF THE TERMS OF EACH NOTE OR THE RIGHTS OF THE PAYEE OR ANY HOLDER THEREOF WITH RESPECT THERETO.

         THE LIABILITY OF THE UNDERSIGNED HEREUNDER SHALL BE REINSTATED OR REVIVED, AND THE RIGHTS OF THE PAYEE AND OF EACH SUBSEQUENT HOLDER OF EACH NOTE SHALL CONTINUE, WITH RESPECT TO ANY AMOUNT (OR PORTION THEREOF) AT ANY TIME PAID ON EACH NOTE WHICH SHALL THEREAFTER BE REQUIRED TO BE RESTORED OR RETURNED BY THE PAYEE OR SUCH HOLDER, AS THE CASE MAY BE, UPON THE BANKRUPTCY, INSOLVENCY OR REORGANIZATION OF THE MAKER OF EACH NOTE OR FOR ANY OTHER REASON, ALL AS THOUGH SUCH AMOUNT (OR PORTION THEREOF) HAD NOT BEEN PAID.

         THE UNDERSIGNED HEREBY WAIVES PRESENTMENT, PROTEST, ALL NOTICES (WHETHER OF NONPAYMENT, DISHONOR, PROTEST OR OTHERWISE) OTHER THAN THE NOTICE OF NONPAYMENT OF EACH NOTE WHICH THE PAYEE HAS AGREED TO PROVIDE SOLELY TO THE MAKER OF EACH NOTE, WITH RESPECT TO EACH NOTE, ACCEPTANCE OF THIS GUARANTY AND ALL DEMANDS WHATSOEVER.

         IF THE UNDERSIGNED COMPLETES A TRANSACTION UNDER SECTION 3(B) OF EACH NOTE AND COMPLIES WITH THE REQUIREMENTS OF THAT SECTION, THEN UPON DELIVERY OF THE EXECUTED GUARANTY OF THE TRANSFEREE TO THE PAYEE, THIS GUARANTY SHALL BE VOID EXCEPT AS TO ANY AMOUNTS DEMANDED BY PAYEE FROM THE UNDERSIGNED BEFORE THE DELIVERY OF THE GUARANTY OF THE TRANSFEREE.

         THIS GUARANTY, AND THE LIABILITY OF THE UNDERSIGNED HEREUNDER, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.


                                                 [NAME OF PARENT/AFFILIATE]



______________________________                   BY:____________________________
         WITNESS                                 TITLE:

EXHIBIT D TO
ASSET PURCHASE AGREEMENT


                                  BILL OF SALE

         Princeton Review of Boston, Inc., a Massachusetts corporation, and Princeton Review of New Jersey, Inc., a New Jersey corporation (together, the "Sellers"), in consideration of $1.00 and other valuable consideration paid to them by Princeton Review Operations, L.L.C., a Delaware limited liability company ("Buyer"), the receipt and adequacy of which are hereby acknowledged, hereby grant, sell, transfer, and deliver to Buyer title to all of the Assets (as that term is defined in that certain Asset Purchase Agreement dated January 18, 2001 by and between the Sellers, Robert L. Cohen, Matthew Rosenthal, Buyer, and Princeton Review Management, L.L.C., a Delaware limited liability company (the "Asset Purchase Agreement") pertaining to the The Princeton Review(R) businesses operated by the Sellers.

         Buyer shall have all right and title to the Assets in itself and in its designees, successors, and assigns.

         The Sellers are the lawful owners of the Assets, and the Assets are free of all encumbrances. Each Seller has good right to sell the Assets and will warrant and defend that right against all claims and demands on all persons as provided in the Asset Purchase Agreement.


         IN WITNESS WHEREOF, each Seller has executed this Bill of Sale, intending to be legally bound, effective as of ______________, _______.



                                        PRINCETON REVIEW OF BOSTON, INC.



                                        By: ____________________________________
                                              President

                                        PRINCETON REVIEW OF NEW JERSEY, INC.



                                        By: ____________________________________
                                              President

EXHIBIT E TO
ASSET PURCHASE AGREEMENT


                              SELLERS' CERTIFICATE

         THE UNDERSIGNED, the Presidents of Princeton Review of Boston, Inc., a Massachusetts corporation, and Princeton Review of New Jersey, Inc., a New Jersey corporation (together, the "Sellers"), in accordance with Section 7.7 of that certain Asset Purchase Agreement dated January 18, 2001 by and between the Sellers, Robert L. Cohen, Matthew Rosenthal, Princeton Review Operations, L.L.C., a Delaware limited liability company, and Princeton Review Management, L.L.C., a Delaware limited liability company (the "Asset Purchase Agreement"), hereby certify and warrant that:

         1. All representations and warranties of the Sellers and the Stockholders contained in the Asset Purchase Agreement are true as of the date of execution of this Certificate.

         2. Each Seller has performed all agreements on its part required under the Asset Purchase Agreement to be performed on or before the Closing Date (as defined in the Asset Purchase Agreement).

         3. Neither Seller is in default under any of the provisions of the Asset Purchase Agreement.


         IN WITNESS WHEREOF, the undersigned has executed this Certificate under seal this ___ day of _____________, ______.


                                        PRINCETON REVIEW OF BOSTON, INC.



                                        By: ______________________________(Seal)
                                              President

                                        PRINCETON REVIEW OF NEW JERSEY, INC.



                                        By: ______________________________(Seal)
                                              President

EXHIBIT F TO
ASSET PURCHASE AGREEMENT


                 ASSIGNMENT AND ASSUMPTION OF CERTAIN AGREEMENTS

         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Agreement") is entered into effective as of ________________ by and between Princeton Review of Boston, Inc. and Princeton Review of New Jersey, Inc. (together, the "Assignors"), and Princeton Review Operations, L.L.C. ("Assignee").

                                     RECITAL

         This Agreement is entered into pursuant to the terms of that certain Asset Purchase Agreement dated January 18, 2001 by and among the Assignors, Assignee, Robert L. Cohen, Matthew Rosenthal, and Princeton Review Management, L.L.C. (the "Purchase Agreement"). For purposes of this Agreement, the term "Assumed Contracts" shall mean the agreements listed in Schedule 1.2.9 to the Purchase Agreement.

         1. Assignment. For good and valuable consideration received by the Assignors, the receipt and sufficiency of which are hereby acknowledged, the Assignors hereby grant, transfer, and assign to Assignee all of the Assignors' right, title and interest in and to each of the Assumed Contracts.

         2. Assumption. Assignee hereby assumes, and agrees to be bound by, all of the covenants, agreements, and obligations of the Assignors under the Assumed Contracts which arise or are incurred, or are to be performed, on and after the date of this Agreement.

         3. Binding Effect. This Agreement shall inure to the benefit of and be binding upon each of the parties and their respective successors and assigns.

         4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Assignors and Assignee have executed this Agreement, intending to be bound legally.


PRINCETON REVIEW OF BOSTON, INC.


By: ____________________________________
      President


PRINCETON REVIEW OF NEW JERSEY, INC.


By: ____________________________________
      President


PRINCETON REVIEW OPERATIONS, L.L.C.


By: ____________________________________
      Mark Chernis
      Chief Operating Officer

EXHIBIT G TO
ASSET PURCHASE AGREEMENT


                                 MUTUAL RELEASE

         THIS MUTUAL RELEASE is entered into effective as of ______________, ____ by and between Princeton Review of Boston, Inc. and Princeton Review of New Jersey, Inc. (together, the "Sellers"), and Robert L. Cohen, Matthew Rosenthal, and Joel Rubin (together, the "Stockholders"), on the one hand; and Princeton Review Management, L.L.C. ("Franchisor"), Princeton Review Operations, L.L.C. ("Buyer"), and Princeton Review Products, L.L.C. ("Products"), on the other hand.

         WHEREAS the Sellers, Robert L. Cohen, Matthew Rosenthal, Buyer, and Franchisor are parties to an Asset Purchase Agreement dated as of January 18, 2001 (the "Asset Purchase Agreement") pursuant to which Buyer is acquiring substantially all of the assets of the The Princeton Review(R) businesses operated by the Sellers (the "Franchised Businesses");

         WHEREAS, pursuant to the Asset Purchase Agreement, the parties are obligated to execute and deliver this Mutual Release as a condition of closing of the purchase and sale of the Businesses;


         NOW, THEREFORE, the parties agree as follows:

         1. Release by the Sellers and the Stockholders. Except as provided in Paragraph 3 below, the Sellers and the Stockholders, for themselves and their respective successors, assigns, heirs, personal representatives, and all other persons acting on their behalf or claiming under them, hereby release Franchisor, Buyer, Products, and their respective past, present, and future officers, directors, members, agents, employees, attorneys, insurers, successors, and assigns from any and all actions, causes of action, suits, claims, damages, expenses, judgments, or demands, which any Seller or Stockholder may have ever had, now has, or may ever have based on any transaction, event, or circumstance prior to the effective date of this Mutual Release.

         2. Release by Franchisor, Buyer, and Products. Except as provided in Paragraph 3 below, Franchisor, Buyer, and Products, for themselves and their respective successors and assigns and all other persons acting on their behalf or claiming under them, hereby release each Seller and Stockholder, their affiliates, and their respective past, present, and future officers, directors, shareholders, agents, employees, attorneys, insurers, successors, assigns, heirs and personal representatives from any and all actions, causes of action, suits, claims, damages, expenses, judgments or demands, which Franchisor, Buyer, or Products may have ever had, now has, or may ever have based on any transaction, event, or circumstance prior to the effective date of this Mutual Release.

         3.       Exceptions.

                  a. Paragraphs 1 and 2 do not release any person or entity from: (i) any of their representations or obligations under the Option Agreement, the Asset Purchase Agreement, each Note, the Guaranty, or any other documents executed in connection with the Asset Purchase Agreement, including but not limited to the parties' respective indemnification obligations under the Asset Purchase Agreement and such of their obligations under the Franchise Agreements as are specified in the Asset Purchase Agreement to survive the Closing; or (ii) any claim or liability arising from a breach of the representations and obligations referred to in clause (i).

                  b. Paragraphs 1 and 2 do not release any person or entity from: (i) any obligation under the Conversion and Contribution Agreement dated March 31, 2000, the Stockholders Agreement dated April 1, 2000, or any other contractual arrangement or statutory provision relating to the ownership of the Stock; or (ii) any claim that a person or entity may have by virtue of its status as a direct or indirect owner of Stock, provided that, each of the Sellers and the Stockholders covenants that he or it will not assert any claim alleging that an act or decision by Franchisor, Buyer, or Products (or by any person controlling Franchisor, Buyer, or Products) was adverse to his or its former interest in The Princeton Review Publishing Company, L.L.C. if such act or decision was made in the good faith judgment that the act or decision was in the best overall business interests of The Princeton Review(R) franchisees, separately or as a group.

         4. No prior assignment. The Sellers, the Stockholders, Franchisor, Buyer and Products each represent and warrant that they are the sole owners of all claims and rights released by each of them hereunder and that they have not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim, demand, suit, action, or cause of action released by each of them under Paragraphs 1 or 2 above.

         5. Complete defense. The parties to this Mutual Release acknowledge that this Mutual Release will be a complete defense to any claim released under Paragraphs 1 or 2 above; and hereby consent to the entry of a temporary or permanent injunction to prevent or end the assertion of any such claim.

         6. Successors and Assigns. This Mutual Release will inure to the benefit of and bind the successors and assigns of each party to this Mutual Release.

         7. Applicable law. This Mutual Release shall be governed by and construed under the laws of the State of New York, without giving effect to New York conflict of law principles.




                            [SIGNATURE PAGES FOLLOW.]

         IN WITNESS WHEREOF, the parties have executed this Mutual Release by their duly authorized representatives.



                                        PRINCETON REVIEW OF BOSTON, INC.


                                        By: ____________________________________
                                              President


                                        PRINCETON REVIEW OF NEW JERSEY, INC.


                                        By: ____________________________________
                                              President


                                        ROBERT L. COHEN, Individually


                                        ________________________________________


                                        MATTHEW ROSENTHAL, Individually


                                        ________________________________________


                                        JOEL RUBIN, Individually


                                        ________________________________________



                    [SIGNATURES CONTINUED ON FOLLOWING PAGE.]

                                        PRINCETON REVIEW MANAGEMENT, L.L.C.


                                        By: ____________________________________
                                              Mark Chernis
                                              Chief Operating Officer


                                        PRINCETON REVIEW OPERATIONS, L.L.C.


                                        By: ____________________________________
                                              Mark Chernis
                                              Chief Operating Officer


                                        PRINCETON REVIEW PRODUCTS, L.L.C.


                                        By: ____________________________________
                                              Mark Chernis
                                              Chief Operating Officer